                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A
                                (AMENDMENT NO.1)

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)         August 7,  1998
                                                 -------------------------------


                              Cardinal Health, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Ohio                     0-12591                     31-0958666
--------------------------------------------------------------------------------
(State or other jurisdiction         (Commission                 (IRS Employer
of incorporation)                    File Number)                Identification
                                                                 Number)


   5555 Glendon Court, Dublin, Ohio                                43016
--------------------------------------------------------------------------------
   (Address of principal executive offices)                        (Zip Code)


Registrant's telephone number, including area code (614) 717-5000
                                                   --------------

Item 2.    Acquisition or Disposition of Assets
           ------------------------------------


           On August 7, 1998, Cardinal Health, Inc. , an Ohio Corporation (the "Registrant"), completed its merger (the "Scherer Merger") of a wholly owned subsidiary with and into R.P. Scherer Corporation ("Scherer"). Scherer was the surviving corporation of the Scherer Merger and is now a wholly owned subsidiary of the Registrant. Pursuant to the merger agreement (the "Scherer Merger Agreement") relating to the Scherer Merger, each outstanding share of Scherer common stock was converted into 0.95 Common Shares of the Registrant (the "Scherer Exchange Ratio"). Pursuant to the terms of the Scherer Merger Agreement, approximately 25.2 million common shares of the Registrant were issued in exchange for Scherer common stock and outstanding options to purchase Scherer common stock. The Scherer Exchange Ratio was determined by arms'-length negotiations between Scherer and its advisors and the Registrant and its advisors. Scherer is currently developing and commercializing a variety of advanced drug delivery systems. Scherer's proprietary drug delivery systems improve the efficacy of drugs by regulating the dosage so as to ease administration, increase absorption, enhance bio-availability and control time and place of release. Additional information concerning the Scherer Merger and the transactions related thereto (including proforma financial information and historical Scherer financial information) is contained in the Registrant's Registration Statement on Form S-4 (Registration Number 333-56655) previously filed with the Securities and Exchange Commission on June 12, 1998 and amended on June 23, 1998.


Item 5.    Other Events
           ------------

           On August 7, 1998, the Registrant and Bergen Brunswig Corporation, a New Jersey corporation ("Bergen"), mutually terminated the Agreement and Plan of Merger, dated as of August 23, 1997, by and among the Registrant, Bruin Merger Corp., a New Jersey corporation and a wholly owned subsidiary of the Registrant ("Bruin"), and Bergen, as amended by the First Amendment, dated as of March 16, 1998, by and among the Registrant, Bruin and Bergen (collectively, the "Merger Agreement"). The Merger Agreement was terminated following the decision rendered on July 31, 1998 by the United States District Court for the District of Columbia granting the Federal Trade Commission's request to halt the proposed merger transaction between the Registrant and Bergen.


           On September 3, 1998, a civil complaint was filed in United States District Court in the District of Massachusetts against the Registrant in an action entitled United States of America v. Cardinal Health, Inc. (Civil Action No. 11817GA0) alleging that a facility owned and operated by a subsidiary of the Registrant in Peabody, Massachusetts, willfully violated the Controlled Substances Act by accepting facsimiles of forms required by the Drug Enforcement Administration for the distribution of controlled substances, improperly processing such forms, and for other record-keeping violations involving such forms and their retention. The civil complaint contains no allegation that any controlled substance was actually diverted or came into the possession of anyone other than the Registrant's duly licensed customers. In the civil complaint, pursuant to provisions of the Controlled Substances Act, the federal government has requested judgment of up to $25,000 per violation. To the extent the litigation against the Registrant is pursued, the Registrant intends to vigorously defend its position on the basis that it believes that no violation of the Controlled Substances Act occurred as alleged.

           On February 18, 1998, the Registrant completed its merger (the "MediQual Merger") of a wholly owned subsidiary with and into MediQual Systems, Inc. ("MediQual"). MediQual was the surviving corporation of the MediQual Merger and is now a wholly owned subsidiary of the Registrant. Pursuant to the merger agreement (the "MediQual Merger Agreement") relating to the MediQual Merger, each outstanding share of MediQual common stock was converted into Common Shares of the Registrant pursuant to the exchange formulas set forth in the MediQual Merger Agreement (the "MediQual Exchange Ratio"). Pursuant to the terms of the MediQual Merger Agreement, approximately 600,000 Common Shares of the Registrant have been issued in the MediQual Merger in exchange for MediQual common stock and outstanding options and warrants to purchase MediQual common stock. The MediQual Exchange Ratio was determined by arms'-length negotiations between MediQual and its advisors and the Registrant and its advisors. Additional information concerning the MediQual Merger and the transactions related thereto is contained in the Registrant's Registration Statement on Form S-4 (Registration Number 333-30889) previously filed with the Securities and Exchange Commission on July 8, 1997 and as subsequently amended.

           The restated supplemental consolidated financial statements of the Registrant, filed herewith, give effect to the Scherer Merger and the MediQual Merger, which were accounted for as pooling-of-interests business combinations. Because the impact of the merger transaction with MediQual was not significant on a historical basis, the financial statements were not restated upon completion of the MediQual Merger.

Item 7.    Financial Statements, Schedules and Exhibits
           --------------------------------------------


           (a) Supplemental consolidated financial statements of the Registrant, MediQual and Scherer prepared under the pooling-of-interests method of accounting:


                    o INDEPENDENT AUDITORS' REPORTS

                    o SUPPLEMENTAL FINANCIAL STATEMENTS AND SCHEDULES

                  Supplemental Consolidated Statements of Earnings for the
                       Fiscal Years Ended June 30, 1998, June 30, 1997 and June 30, 1996
                  Supplemental Consolidated Balance Sheets at  June 30, 1998,
                       and June 30, 1997
                  Supplemental Consolidated Statements of Shareholders' Equity
                       for the Fiscal Years Ended June 30, 1998, June 30, 1997, and June 30, 1996
                  Supplemental  Consolidated  Statements of Cash Flows for the
                       Fiscal Years Ended June 30, 1998, June 30, 1997 and June 30, 1996
                  Notes to Supplemental Consolidated Financial Statements
                  Schedule II - Valuation and Qualifying Accounts

                    o MANAGEMENT'S DISCUSSION AND ANALYSIS


            The foregoing are included in Annex A to this Form 8-K/A (Amendment No. 1).


           (c)      Exhibits
                     2.01 Agreement and Plan Merger, dated as of May 17, 1998, among the Registrant, GEL Acquisition Corp. and R.P. Scherer Corporation. (1)
                    23.01  Consent of Deloitte & Touche LLP.
                    23.02  Consent of Ernst & Young LLP.
                    23.03  Consent of PricewaterhouseCoopers LLP.
                    23.04  Consent of Arthur Andersen LLP.
                    27.01  Financial Data Schedule.
                    99.01  Statement Regarding Forward-Looking Information. (2)


                    (1) Included as an exhibit to the Registrants' Registration Statement on Form S-4 (No. 333-56655) and incorporated herein by reference.
                    (2) Filed as Exhibit 99.01 to the Annual Report on Form 10-K of the Registrant for the fiscal year ended June 30, 1998, and incorporated herein by reference.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     CARDINAL HEALTH, INC.


September 28, 1998            By     /s/ Richard J. Miller
                                     -------------------------------------------

                                     Richard J. Miller
                                     Vice President, Controller and Acting Chief
                                     Financial Officer

                                                                         Annex A


INDEPENDENT AUDITORS' REPORT



To the Shareholders and Directors of Cardinal Health, Inc.:

We have audited the accompanying supplemental consolidated balance sheets of Cardinal Health, Inc. and subsidiaries as of June 30, 1998 and 1997, and the related supplemental consolidated statements of earnings, shareholders' equity, and cash flows for each of the three years in the period ended June 30, 1998. Our audits also included the supplemental consolidated financial statement schedule listed in the Index at Item 7. These supplemental consolidated financial statements and supplemental consolidated financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements and consolidated financial statement schedule based on our audits. We did not audit the financial statements of R.P. Scherer Corporation ("Scherer"), a wholly owned subsidiary of Cardinal Health, Inc., as of March 31, 1998 and 1997, and for each of the three years in the period ended March 31, 1998, which statements reflect total assets constituting 17% and 19% of the consolidated amounts as of June 30, 1998 and 1997, respectively, total revenues constituting 4%, 4%, and 5% of the consolidated amounts for the years ended June 30, 1998, 1997, and 1996, respectively, and net income constituting 22%, 23%, and 20% of the consolidated amounts for the years ended June 30, 1998, 1997, and 1996, respectively. In addition, we did not audit the financial statements of Owen Healthcare, Inc ("Owen") and of Pyxis Corporation ("Pyxis"), both wholly owned subsidiaries of Cardinal Health, Inc., for the year ended June 30, 1996. The combined financial statement amounts of Owen and Pyxis represent combined revenue and net income of approximately 5% and 28%, respectively, of the consolidated amounts for the year ended June 30, 1996. These statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Scherer, Owen, and Pyxis, is based solely on the reports of such other auditors.

The supplemental consolidated financial statements and consolidated financial statement schedule give retroactive effect to the merger of a wholly owned subsidiary of Cardinal Health, Inc. with and into Scherer on August 7, 1998, which business combination has been accounted for as a pooling-of-interests as described in Note 2 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These supplemental consolidated financial statements do not extend through the date of consummation, however, they will become the historical consolidated financial statements of Cardinal Health, Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the supplemental consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the supplemental consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall supplemental financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cardinal Health, Inc. and subsidiaries at June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1998 in conformity with generally accepted accounting principles applicable after consolidated financial statements are issued for a period which includes the date of consummation of the business combination. Also, in our opinion, such supplemental consolidated financial statement schedule, when considered in relation to the basic supplemental consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Deloitte & Touche LLP


DELOITTE & TOUCHE LLP

Columbus, Ohio
August 12, 1998

                Report of Ernst & Young LLP, Independent Auditors

Board of Directors
Cardinal Health, Inc.

We have audited the consolidated statements of income, shareholder's equity, and cash flows of Pyxis Corporation for the year ended June 30, 1996 (not included herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Pyxis Corporation for the year ended June 30,1996, in conformity with generally accepted accounting principles.



                                                 /s/ Ernst & Young LLP

                                                 ERNST & YOUNG LLP


San Diego, California
August 2, 1996

                        REPORT OF INDEPENDENT ACCOUNTANTS
                        ---------------------------------


To the Board of Directors and Stockholders of Owen Healthcare, Inc.


In our opinion, the consolidated statements of income, of stockholders' equity and of cash flows of Owen Healthcare, Inc. and its subsidiaries (not presented separately herein) present fairly, in all material respects, the results of their operations and their cash flows for the year ended November 30, 1995 in conformity with generally accepted accounting principles. These financial statements are the responsibility of Owen Healthcare, Inc. management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


/s/ PriceWaterhouseCoopers  LLP

PRICEWATERHOUSECOOPERS  LLP

Houston, Texas
January 30, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                    ----------------------------------------


To R. P. Scherer Corporation:


We have audited the accompanying consolidated statement of financial position of
R. P. SCHERER CORPORATION (a Delaware corporation) and subsidiaries as of March 31, 1998 and 1997 and the related consolidated statements of income, cash flows and shareholders' equity for each of the three years in the period ended March 31, 1998 (not presented separately herein). These financial statements and the schedule referred to below are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements and this schedule based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of R.P. Scherer Corporation and subsidiaries as of March 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1998, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of valuation allowances included herein is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                                 /s/ Arthur Andersen LLP
                                                 ---------------------------
                                                   ARTHUR ANDERSEN LLP

Detroit, Michigan
April 27, 1998 (except with respect to the matter discussed in Note 16, as to which the date is May 17, 1998).

                                 CARDINAL HEALTH, INC. AND SUBSIDIARIES
                            SUPPLEMENTAL CONSOLIDATED STATEMENTS OF EARNINGS
                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                                                    FISCAL YEAR ENDED JUNE 30,
                                                          ---------------------------------------------
                                                              1998             1997             1996
                                                          -----------      -----------      -----------
Revenue:
   Operating revenue                                      $13,555,359      $11,567,743      $ 9,990,275
   Bulk deliveries to customer warehouses                   2,991,360        2,469,138        2,178,532
                                                          -----------      -----------      -----------

Total revenue                                              16,546,719       14,036,881       12,168,807

Cost of products sold:
   Operating cost of products sold                         12,296,456       10,462,151        8,975,865
   Cost of products sold - bulk deliveries                  2,991,360        2,469,086        2,178,077
                                                          -----------      -----------      -----------

Total cost of products sold                                15,287,816       12,931,237       11,153,942

Gross margin                                                1,258,903        1,105,644        1,014,865

Selling, general and administrative expenses                  675,364          614,339          620,672

Special charges:
   Mergers-related costs:
      Transaction and employee-related costs                  (35,696)         (27,100)         (31,755)
      Other                                                   (13,448)         (23,829)         (17,445)
                                                          -----------      -----------      -----------
   Total mergers-related costs                                (49,144)         (50,929)         (49,200)

   Facilities closures and employee severance                  (8,634)              --          (33,804)
                                                          -----------      -----------      -----------

Operating earnings                                            525,761          440,376          311,189

Other income (expense):
   Interest expense                                           (32,285)         (39,667)         (43,206)
   Other, net-- primarily interest income                      11,126            8,297           14,690
                                                          -----------      -----------      -----------

Earnings before income taxes and minority interests           504,602          409,006          282,673

Provision for income taxes                                    171,500          152,871          111,917

Minority interests                                             14,883           12,269           14,274
                                                          -----------      -----------      -----------

Net earnings                                              $   318,219      $   243,866      $   156,482
                                                          ===========      ===========      ===========

Earnings per Common Share:
   Basic                                                  $      2.39      $      1.88      $      1.24
   Diluted                                                $      2.35      $      1.83      $      1.20

Weighted average number of Common Shares outstanding:
   Basic                                                      133,009          129,953          126,520
   Diluted                                                    135,407          133,048          130,588

        The accompanying notes are an integral part of these statements.

                             CARDINAL HEALTH, INC. AND SUBSIDIARIES
                            SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                                         (IN THOUSANDS)
                                                                     JUNE 30,        JUNE 30,
                                                                       1998            1997
                                                                    ----------      ----------
ASSETS
   Current assets:
      Cash and equivalents                                          $  338,263      $  270,536
      Trade receivables, net                                           989,583         800,906
      Current portion of net investment in sales-type leases            75,450          40,997
      Merchandise inventories                                        1,964,382       1,495,500
      Prepaid expenses and other                                       137,417         106,665
                                                                    ----------      ----------

        Total current assets                                         3,505,095       2,714,604
                                                                    ----------      ----------

   Property and equipment, at cost:
      Land, buildings and improvements                                 314,611         272,311
      Machinery and equipment                                          627,428         562,728
      Furniture and fixtures                                           104,366          84,883
                                                                    ----------      ----------
        Total                                                        1,046,405         919,922
      Accumulated depreciation and amortization                       (347,468)       (322,247)
                                                                    ----------      ----------
      Property and equipment, net                                      698,937         597,675

   Other assets:
      Net investment in sales-type leases, less current portion        195,013         118,563
      Goodwill and other intangibles                                   285,571         290,876
      Other                                                             98,490         103,477
                                                                    ----------      ----------

        Total                                                       $4,783,106      $3,825,195
                                                                    ==========      ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
   Current liabilities:
      Notes payable, banks                                          $   24,653      $   22,850
      Current portion of long-term obligations                           7,294           7,071
      Accounts payable                                               1,714,108       1,197,209
      Other accrued liabilities                                        247,661         275,666
                                                                    ----------      ----------

        Total current liabilities                                    1,993,716       1,502,796
                                                                    ----------      ----------

   Long-term obligations, less current portion                         441,170         420,167
   Deferred income taxes and other liabilities                         324,145         212,427

   Shareholders' equity:
      Common Shares, without par value                                 944,833         900,295
      Retained earnings                                              1,122,230         814,328
      Common Shares in treasury, at cost                                (9,469)         (6,392)
      Other                                                            (33,519)        (18,426)
                                                                    ----------      ----------
        Total shareholders' equity                                   2,024,075       1,689,805
                                                                    ----------      ----------

        Total                                                       $4,783,106      $3,825,195
                                                                    ==========      ==========

        The accompanying notes are an integral part of these statements.

                                               CARDINAL HEALTH, INC. AND SUBSIDIARIES
                                    SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                           (IN THOUSANDS)
                                                     COMMON SHARES
                                                    ----------------             TREASURY SHARES                           TOTAL
                                                    SHARES             RETAINED  ----------------  ADJUSTMENT          SHAREHOLDERS'
                                                    ISSUED   AMOUNT    EARNINGS  SHARES   AMOUNT    FOR ESOP   OTHER      EQUITY
                                                    ------  --------  ---------- ------  --------  ---------- -------- -------------
BALANCE, JUNE 30, 1995                              93,769  $752,399  $  424,965 (1,354) $(16,026)  $(21,296) $    577   $1,140,619
Net earnings                                                             156,482                                            156,482
Employee stock plans activity, including tax
  benefits of $13,495                                1,153    34,093                134       922               (1,173)      33,842
Treasury shares acquired and shares retired           (240)   (5,662)              (170)    3,522                  307       (1,833)
Change in unrealized loss on marketable
  securities available-for-sale, net of tax                                                                        446          446
Dividends paid                                                            (7,616)                                            (7,616)
Foreign currency translation and other adjustments                                                              (9,039)      (9,039)
Adjustment for ESOP                                                                                   21,296                 21,296
Shares issued in connection with stock offering      2,069    50,654                                                         50,654
Conversion of subordinated debt, net                 1,071     9,787                                                          9,787
                                                   -------  --------  ---------- ------  --------   --------  --------   ----------
BALANCE, JUNE 30, 1996                              97,822   841,271     573,831 (1,390)  (11,582)        --    (8,882)   1,394,638
Net earnings                                                             243,866                                            243,866
Employee stock plans activity, including tax
  benefits of $19,964                                1,786    65,932                                            (1,098)      64,834
Treasury shares acquired and shares retired           (748)   (7,051)               728     5,117                            (1,934)
Dividends paid                                                            (9,045)                                            (9,045)
Foreign currency translation and other adjustments                                                              (8,446)      (8,446)
3-for-2 stock split effected as a stock dividend
  and cash paid in lieu of fractional shares        33,411                   (30)                                               (30)
Adjustment for change in fiscal year of an
  acquired subsidiary (see Note 1)                               143       5,706     84        73                             5,922
                                                   -------  --------  ---------- ------  --------   --------  --------   ----------
BALANCE, JUNE 30, 1997                             132,271   900,295     814,328   (578)   (6,392)        --   (18,426)   1,689,805
Net earnings                                                             318,219                                            318,219
Employee stock plans activity, including tax
  benefits of $30,006                                1,865    69,887                (39)   (3,077)                (407)      66,403
Treasury shares acquired and shares retired           (415)  (25,349)                                                       (25,349)
Dividends paid                                                           (11,507)                                           (11,507)
Foreign currency translation and other adjustments                                                             (15,382)     (15,382)
Adjustment for change in fiscal year of an
  acquired subsidiary (see Note 1)                                         1,190                                   696        1,886
                                                   -------  --------  ---------- ------  --------   --------  --------   ----------
BALANCE, JUNE 30, 1998                             133,721  $944,833  $1,122,230   (617) $ (9,469)  $     --  $(33,519)  $2,024,075
                                                   =======  ========  ========== ======  ========   ========  ========   ==========


        The accompanying notes are an integral part of these statements.

                                             CARDINAL HEALTH, INC. AND SUBSIDIARIES
                                       SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                         (IN THOUSANDS)
                                                                                               FISCAL YEAR ENDED JUNE 30,
                                                                                        ---------------------------------------
                                                                                           1998           1997           1996
                                                                                        ---------      ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net earnings                                                                         $ 318,219      $ 243,866      $ 156,482
   Adjustments to reconcile net earnings to net cash from operating activities:
      Depreciation and amortization                                                        91,689         83,058         79,296
      Provision for deferred income taxes                                                  91,974         17,911         13,367
      Minority interests in net earnings                                                   14,883         12,269         14,274
      Provision for bad debts                                                              15,518          8,584         14,017
      Change in operating assets and liabilities, net of effects from acquisitions:
        Increase in trade receivables                                                    (210,943)       (51,304)       (80,144)
        Increase in merchandise inventories                                              (468,882)      (163,670)      (149,332)
        Increase in net investment in sales-type leases                                  (110,903)       (11,803)       (34,125)
        Increase (decrease) in accounts payable                                           516,874         (7,894)       156,064
        Increase in accrued other                                                          75,650         21,967         59,806
        Other operating items, net                                                        (89,798)       (11,694)       (25,947)
                                                                                        ---------      ---------      ---------

   Net cash provided by operating activities                                              244,281        141,290        203,758
                                                                                        ---------      ---------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition of subsidiaries, net of cash acquired                                       (4,000)            --        (53,722)
   Proceeds from sale of property and equipment                                             2,547          2,986          1,833
   Additions to property and equipment                                                   (198,630)      (146,592)      (164,156)
   Purchase of marketable securities available-for-sale                                        --         (3,400)      (163,719)
   Proceeds from sale of marketable securities available-for-sale                              --         57,735        218,019
   Other                                                                                   (4,678)         2,488         (2,906)
                                                                                        ---------      ---------      ---------

   Net cash used in investing activities                                                 (204,761)       (86,783)      (164,651)
                                                                                        ---------      ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net short-term borrowing activity                                                        1,803          2,618         (4,860)
   Reduction of long-term obligations                                                     (14,082)      (192,769)       (83,768)
   Proceeds from long-term obligations, net of issuance costs                              34,120         32,438        217,958
   Proceeds from issuance of Common Shares                                                 34,601         40,140         67,679
   Tax benefit of stock options                                                            30,006         18,964         13,495
   Dividends on Common Shares and cash paid
      in lieu of fractional shares                                                        (11,507)        (9,075)        (7,616)
   Dividends paid to minority shareholders of subsidiaries                                (16,677)        (8,214)       (13,504)
   Purchase of treasury shares                                                            (28,430)        (1,934)        (1,833)
                                                                                        ---------      ---------      ---------

   Net cash provided by (used in) financing activities                                     29,834       (116,832)       187,551

EFFECT OF CURRENCY TRANSLATION ON CASH AND EQUIVALENTS                                     (1,627)        (1,183)        (1,833)
                                                                                        ---------      ---------      ---------

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS                                            67,727        (63,508)       224,825

CASH AND EQUIVALENTS AT BEGINNING OF YEAR                                                 270,536        334,044        109,219
                                                                                        ---------      ---------      ---------

CASH AND EQUIVALENTS AT END OF YEAR                                                     $ 338,263      $ 270,536      $ 334,044
                                                                                        =========      =========      =========


        The accompanying notes are an integral part of these statements.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Cardinal Health, Inc. and subsidiaries (the "Company") is a provider of services to the healthcare industry offering an array of value-added pharmaceutical distribution services and pharmaceutical-related products and services to a broad base of customers. The Company distributes a broad line of pharmaceuticals, surgical and hospital supplies, therapeutic plasma and other specialty pharmaceutical products, health and beauty care products, and other items typically sold by hospitals, retail drug stores, and other healthcare providers. The Company also operates a variety of related healthcare service businesses, including Pyxis Corporation ("Pyxis") (which develops, manufactures, leases, sells and services point-of-use pharmacy systems which automate the distribution and management of medications and supplies in hospitals and other healthcare facilities); Medicine Shoppe International, Inc. ("Medicine Shoppe") (a franchisor of apothecary-style retail pharmacies); PCI Services, Inc. ("PCI") (an international provider of integrated packaging services to pharmaceutical manufacturers); Owen Healthcare, Inc. ("Owen") (a provider of pharmacy management and information services to hospitals); MediQual Systems, Inc. ("MediQual") (a developer and provider of clinical information systems); and R.P. Scherer Corporation ("Scherer") (an international developer and manufacturer of drug delivery systems). See "Basis of Presentation" below. The Company is currently operating in one business segment.

BASIS OF PRESENTATION

     The supplemental consolidated financial statements of the Company include the accounts of all majority-owned subsidiaries and all significant intercompany accounts and transactions have been eliminated. In addition, the supplemental consolidated financial statements give retroactive effect to the mergers with Medicine Shoppe on November 13, 1995, Pyxis on May 7, 1996, PCI on October 11, 1996; Owen on March 18, 1997; MediQual on February 18, 1998 and Scherer on August 7, 1998 (see Note 2). Such business combinations were accounted for under the pooling-of-interests method.


     The supplemental consolidated financial statements of the Company have been prepared to give retroactive effect to the merger with Scherer. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they become the historical statements of the Company after financial statements covering the date of consummation of the business combination are issued.


     The Company's fiscal year end is June 30 and Owen's, MediQual's and Scherer's fiscal year ends were November 30, December 31 and March 31, respectively. For the fiscal year ended June 30, 1996, the supplemental consolidated financial statements combine the Company's fiscal year ended June 30, 1996 with the financial results for Owen's fiscal year ended November 30, 1995, MediQual's fiscal year ended December 31, 1995 and Scherer's fiscal year ended March 31, 1996. For the fiscal year ended June 30, 1997, the supplemental consolidated financial statements combine the Company's fiscal year ended June 30, 1997 with Owen's financial results for the period of June 1, 1996 to June 30, 1997 (excluding Owen's financial results for December 1996 in order to change Owen's November 30 fiscal year end to June 30) and with the financial results for MediQual's fiscal year ended December 31, 1996 and Scherer's fiscal year ended March 31, 1997. For the fiscal year ended June 30, 1998, the supplemental consolidated financial statements combine the Company's fiscal year ended June 30, 1998 with MediQual's twelve months ended June 30, 1998 and Scherer's fiscal year ended March 31, 1998. Due to the change in Owen's fiscal year from November 30 to conform with the Company's June 30 fiscal year end, Owen's results of operations for the periods from December 1, 1995 through May 31, 1996 and the month of December 1996 will not be included in the combined results of operations but are reflected as an adjustment in the Supplemental Consolidated Statements of Shareholders' Equity. As a result of changing MediQual's fiscal year end from December 31 to June 30, the six months ended June 30, 1997 will not be included in the combined results of operations but are reflected as an adjustment in the Supplemental Consolidated Statements of Shareholders' Equity. MediQual's total revenue and net earnings for this period were $6.0 million and $1.7 million, respectively. MediQual's cash flows from operating activities for this period were $1.2 million, while cash flows used in investing and financing activities were $0.3 million and $0.1 million, respectively.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual amounts may differ from these estimated amounts.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


CASH EQUIVALENTS

     The Company considers all liquid investments purchased with a maturity of three months or less to be cash equivalents. The carrying value of cash equivalents approximates their fair value.


RECEIVABLES


     Trade receivables are primarily comprised of amounts owed to the Company through its pharmaceutical wholesaling activities and are presented net of an allowance for doubtful accounts of $37.4 million and $38.7 million at June 30, 1998 and 1997, respectively.


     The Company provides financing to various customers. Such financing arrangements range from one year to ten years, at interest rates which generally fluctuate with the prime rate. The financings may be collateralized, guaranteed by third parties or unsecured. Finance notes and accrued interest receivable are $66.6 million and $52.5 million at June 30, 1998 and 1997, respectively (the current portion was $29.4 million and $12.1 million, respectively), and are included in other assets. These amounts are reported net of an allowance for doubtful accounts of $6.4 million and $8.2 million at June 30, 1998 and 1997, respectively.


MERCHANDISE INVENTORIES

     Substantially all merchandise inventories (79% in 1998 and 83% in 1997) are stated at lower of cost, using the last-in, first-out ("LIFO") method, or market. If the Company had used the first-in, first-out ("FIFO") method of inventory valuation, which approximates current replacement cost, inventories would have been higher than reported at June 30, 1998, by $54.6 million and at June 30, 1997, by $69.6 million.

     The Company continues to consolidate locations, automate selected distribution facilities and invest in management information systems which achieve efficiencies in inventory management processes. As a result of the facility and related inventory consolidations, and the operational efficiencies achieved in fiscal 1998 and 1997, the Company had partial inventory liquidations in certain LIFO pools which reduced the LIFO provision by approximately $2.3 million and $2.0 million, respectively.


PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization for financial reporting purposes are computed using the straight-line method over the estimated useful lives of the assets which range from three to forty years, including capital lease assets which are amortized over the terms of their respective leases. Amortization of capital lease assets is included in depreciation and amortization expense. Certain software costs related to internally developed or purchased software are capitalized and amortized using the straight-line method over the useful lives, not exceeding five years. At each balance sheet date, the Company assesses the recoverability of its long-lived property, based on a review of projected undiscounted cash flows associated with these assets.


GOODWILL AND OTHER INTANGIBLES

     Goodwill and other intangibles primarily represent intangible assets related to the excess of cost over net assets of subsidiaries acquired. Intangible assets are being amortized using the straight-line method over lives which range from ten to forty years. Accumulated amortization was $77.6 million and $63.9 million at June 30, 1998 and 1997, respectively. At each balance sheet date, a determination is made by management to ascertain whether there is an indication that the intangible assets may have been impaired based on undiscounted operating cash flows for each subsidiary.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


REVENUE RECOGNITION

     The Company records distribution revenue when merchandise is shipped to its customers and the Company has no further obligation to provide services related to such merchandise. Along with other companies in its industry, the Company reports as revenue bulk deliveries made to customers' warehouses, whereby the Company acts as an intermediary in the ordering and subsequent delivery of pharmaceutical products. Fluctuations in bulk deliveries result largely from circumstances that are beyond the control of the Company, including consolidation within the chain drugstore industry, decisions by chains to either begin or discontinue warehousing activities, and changes in policy by manufacturers related to selling directly to chain drugstore customers. Due to the insignificant margins generated through bulk deliveries, fluctuations in their amount have no significant impact on operating earnings.

     Revenue is recognized from sales-type leases of point-of-use pharmacy systems when the systems are delivered, the customer accepts the system, and the lease becomes noncancellable. Unearned income on sales-type leases is recognized using the interest method. Sales of point-of-use pharmacy systems are recognized upon delivery and customer acceptance. Revenue for systems installed under operating lease arrangements is recognized over the lease term as such amounts become receivable according to the provisions of the lease.

     The Company earns franchise and origination fees from its apothecary-style pharmacy franchisees. Franchise fees represent monthly fees based upon franchisees' sales and are recognized as revenue when they are earned. Origination fees from signing new franchise agreements are recognized as revenue when the new franchise store is opened. Master franchise origination fees are recognized as revenue when all significant conditions relating to the master franchise agreement have been satisfied by the Company.

     Pharmacy management revenue is recognized as the related services are rendered according to the contracts established. A fee is charged under such contracts through either a monthly management fee arrangement, a capitated fee arrangement or a portion of the hospital charges to patients. Under certain contracts, fees for management services are guaranteed by the Company not to exceed stipulated amounts or have other risk-sharing provisions. Revenue is adjusted to reflect the estimated effects of such contractual guarantees and risk-sharing provisions.

     Packaging revenue is recognized from services provided upon the completion of such services.

     System license revenue is recognized upon shipment of the system to the customer. The portion of the license fee related to system maintenance is deferred and recognized over the annual maintenance period.

     Drug delivery system revenue is recognized upon shipment of products to the customer. Non-product revenue related to option, milestone and exclusivity fees are recognized when earned and all obligations of performance have been completed.


TRANSLATION OF FOREIGN CURRENCIES

     The financial position and the results of operations of the Company's foreign operations are measured using the local currencies of the countries in which they operate and are translated into U.S. dollars. Although the effects of foreign currency fluctuations are mitigated by the fact that expenses of foreign subsidiaries are generally incurred in the same currencies in which sales are generated, the reported results of operations of the Company's foreign subsidiaries are affected by changes in foreign currency exchange rates and, as compared to prior periods, will be higher or lower depending upon a weakening or strengthening of the U.S. dollar. In addition, the net assets of foreign subsidiaries are translated into U.S. dollars at the foreign currency exchange rates in effect at the end of each period. Accordingly, the Company's consolidated shareholders' equity will fluctuate depending upon the relative strengthening or weakening of the U.S. dollar versus relevant foreign currencies.


DERIVATIVE FINANCIAL INSTRUMENT RISK

     The Company uses derivative financial instruments to minimize the impact of foreign exchange rate changes on earnings and cash flows. The Company also periodically enters into foreign currency exchange contracts to hedge certain exposures related to selected transactions that are relatively certain as to both timing and amount. The

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



Company does not use derivative financial instruments for trading or speculative purposes (see Note 6 for further discussion).



RESEARCH AND DEVELOPMENT COSTS


     Costs incurred in connection with the development of new products and manufacturing methods are charged to expense as incurred. Research and development expenses, net of customer reimbursements were $36.1 million in fiscal 1998 and $26.2 million in fiscal 1997 and 1996. Customer reimbursements in the amount of $13.0 million, $8.0 million and $4.7 million were received for the fiscal years ended June 30, 1998, 1997 and 1996, respectively.



INCOME TAXES

     No provision is made for U.S. income taxes on earnings of subsidiary companies which the Company controls but does not include in the consolidated federal income tax return since it is management's practice and intent to permanently reinvest the earnings.


EARNINGS PER COMMON SHARE

     The Company adopted Statement of Financial Accounting Standards No. 128 ("SFAS No. 128"), "Earnings per Share," in the quarter ended December 31, 1997. In accordance with the provisions of the Standard, all prior periods presented have been restated to comply with SFAS No. 128. Basic earnings per Common Share ("Basic") is computed by dividing net earnings (the numerator) by the weighted average number of Common Shares outstanding during each period (the denominator). Diluted earnings per Common Share is similar to the computation for Basic, except that the denominator is increased by the dilutive effect of stock options outstanding, computed using the treasury stock method, and in fiscal 1996 by the dilutive effect of convertible debentures ($270,000 impact on diluted net earnings and an increase of 717,000 diluted shares).

     Excluding dividends paid by all entities with which the Company has merged, the Company paid cash dividends per Common Share of $0.105, $0.09 and $0.08 for the fiscal years ended June 30, 1998, 1997 and 1996, respectively.


STOCK SPLITS

     On October 29, 1996, the Company declared a three-for-two stock split which was effected as a stock dividend and distributed on December 16, 1996 to shareholders of record on December 2, 1996. All share and per share amounts included in the supplemental consolidated financial statements, except the Supplemental Consolidated Statements of Shareholders' Equity, have been adjusted to retroactively reflect this stock split.

     On August 12, 1998, the Company declared a three-for-two stock split which will be effected as a stock dividend and distributed on October 30, 1998 to shareholders of record at the end of business on October 9, 1998. Giving retroactive effect to the stock split, the diluted earnings per Common Share for the fiscal years ended June 30, 1998, 1997 and 1996 will be $1.57, $1.22 and $0.80 per Common Share, respectively.


2.   BUSINESS COMBINATIONS, MERGERS-RELATED COSTS AND OTHER SPECIAL ITEMS


     On August 7, 1998, the Company completed the merger transaction with Scherer (the "Scherer Merger") which was accounted for as a pooling-of-interests. The Company issued approximately 22.8 million Common Shares to Scherer stockholders and Scherer's outstanding stock options were converted into options to purchase approximately 2.4 million Common Shares. The Company expects to record a merger-related charge to reflect transaction and other costs incurred as a result of the Scherer Merger in the first quarter of fiscal 1999. Additional merger-related costs associated with integrating the separate companies and instituting efficiencies will be charged to expense in subsequent periods when incurred.


     On February 18, 1998, the Company completed the merger transaction with MediQual (the "MediQual Merger") which was accounted for as a pooling-of-interests. The Company issued approximately 576,000 Common Shares to MediQual shareholders and MediQual's outstanding stock options were converted into options to purchase approximately 24,000 Common Shares of the Company.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


     On May 15, 1998, the Company completed a business combination with Comprehensive Reimbursement Consultants, Inc. ("CRC"), which was accounted for as a purchase. The aggregate purchase price, which was paid primarily in cash, was approximately $6 million, which included the issuance of Common Shares valued at approximately $1.3 million. The financial results of CRC are included in the consolidated financial results of the Company since the date of the acquisition. Had the purchase occurred at the beginning of fiscal 1997, operating results on a pro forma basis would not have been significantly different.

     The table below presents a reconciliation of total revenue and net earnings available for Common Shares as reported in the accompanying supplemental consolidated financial statements with those previously reported by the Company. The term "Cardinal Health" as used herein refers to Cardinal Health, Inc. and subsidiaries prior to the Scherer Merger and MediQual Merger. See Note 1 for periods combined.

                                                        Cardinal
                                                         Health        Scherer      MediQual       Combined
                                                       -----------     --------     --------      -----------
                                                                               (In thousands)
Fiscal year ended June 30, 1996:
   Total revenue                                       $11,586,123     $571,710     $ 10,974      $12,168,807
   Net earnings (loss) available for Common Shares     $   127,240     $ 30,703     $ (1,461)     $   156,482
Fiscal year ended June 30, 1997:
   Total revenue                                       $13,437,180     $588,699     $ 11,002      $14,036,881
   Net earnings available for Common Shares            $   184,599     $ 56,968     $  2,299      $   243,866
Fiscal year ended June 30, 1998:
   Total revenue                                       $15,918,138     $620,716     $  7,865      $16,546,719
   Net earnings available for Common Shares            $   247,081     $ 69,746     $  1,392      $   318,219

     Adjustments affecting net earnings and shareholders' equity resulting from the MediQual and Scherer mergers to adopt the same accounting practices were not material for any periods presented herein. There were no material intercompany transactions.


     During fiscal 1998, the Company recorded mergers-related charges associated with transaction costs incurred in connection with the MediQual Merger ($2.3 million) and transaction costs incurred in connection with the proposed merger transaction with Bergen Brunswig Corporation ("Bergen") ($33.4 million) which was terminated subsequent to June 30, 1998 (see Note 19). In accordance with the terms of the Agreement and Plan of Merger between the Company, a wholly owned subsidiary of the Company, and Bergen, as amended, its termination required the Company to reimburse Bergen for $7 million of transaction costs upon termination of such Agreement (See Note 19). Additional mergers-related costs, related to asset impairments ($3.8 million) and integrating the operations of companies that previously merged with the Company ($9.6 million), were incurred and recorded during fiscal 1998.


     During fiscal 1998, the Company recorded a special charge of $8.6 million ($5.2 million, net of tax) related to the rationalization of its distribution operations. Approximately $6.1 million related to asset impairments and lease exit costs resulting primarily from the Company's decision to accelerate the consolidation of a number of distribution facilities and the relocation to more modern facilities for certain others. The remaining amount related to employee severance costs, including approximately $2.0 million incurred in connection with the final settlement of a labor dispute with former employees of the Company's Boston distribution facility, resulting in termination of the union relationship.

      During fiscal 1998, Scherer finalized part of its long-term tax planning strategy by converting, with its joint venture partner, the legal ownership structure of Scherer's 51% owned subsidiary in Germany from a corporation to a partnership. As a result of this change in tax status, the Company's tax basis in the German subsidiary was adjusted, resulting in a one-time tax refund of approximately $4.6 million, as well as a reduction in cash taxes to be paid in the current and future years. Combined, these factors resulted in a one-time reduction of fiscal 1998 income tax expense by approximately $11.7 million.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


     On March 18, 1997, the Company completed a merger transaction with Owen (the "Owen Merger"). The Owen Merger was accounted for as a pooling-of-interests business combination and the Company issued approximately 7.7 million Common Shares to Owen shareholders and Owen's outstanding stock options were converted into options to purchase approximately 0.7 million Common Shares. During fiscal 1997, the Company recorded costs of approximately $31.1 million ($22.4 million, net of tax) related to the Owen Merger. These costs include $13.1 million for transaction and employee-related costs associated with the merger, $13.2 million for asset impairments ($10.6 million of which related to MediTROL, as discussed below), and $4.8 million related to other integration activities, including the elimination of duplicate facilities and certain exit and restructuring costs. At the time of the Owen Merger, Owen had a wholly owned subsidiary, MediTROL, that manufactured, marketed, sold and serviced point-of-use medication distribution systems similar to Pyxis. Upon consummation of the Owen Merger, management committed to merge the operations of MediTROL into Pyxis, and phase-out production of the separate MediTROL product line. As a result of this decision, a MediTROL patent ($7.4 million) and certain other operating assets ($3.2 million) were written off as impaired.

       On October 11, 1996, the Company completed a merger transaction with PCI (the "PCI Merger"). The PCI Merger was accounted for as a pooling-of-interests business combination and the Company issued approximately 3.1 million Common Shares to PCI shareholders and PCI's outstanding stock options were converted into options to purchase approximately 0.2 million Common Shares. During fiscal 1997, the Company recorded costs totaling approximately $15.1 million ($11.4 million, net of tax) related to the PCI Merger. These costs include $13.8 million for transaction and employee-related costs associated with the PCI Merger (including $7.6 million for retirement benefits and incentive fees to two executives of PCI, which vested and became payable upon consummation of the merger) and $1.3 million related to other integration activities, including exit costs.

       In addition to the mergers-related costs recorded in fiscal 1997 for the Owen Merger and the PCI Merger (as discussed above), the Company recorded $4.7 million ($2.8 million, net of tax) related to integrating the operations of companies that previously merged with the Company.

     On May 7, 1996, the Company completed a merger transaction with Pyxis (the "Pyxis Merger"). The Pyxis Merger was accounted for as a pooling-of-interests business combination, and the Company issued approximately 22.6 million Common Shares to Pyxis shareholders. In addition, Pyxis' outstanding stock options were converted into options to purchase approximately 2.3 million Common Shares. During fiscal 1996, the Company recorded costs totaling approximately $42.0 million ($30.6 million, net of tax) related to the Pyxis Merger. These costs include $25.4 million for transaction and employee-related costs associated with the merger (including $7.6 million for vested stay bonuses covering substantially all Pyxis employees), $15.6 million related to certain exit and lease-termination costs (pertaining to cancellation of a long-term contract with a financing company in connection with the servicing of the accounts receivable from Pyxis customers at the time of the Pyxis Merger, see Note 3), and $1.0 million related to asset impairments and other integration activities.

     On November 13, 1995, the Company completed a merger transaction with Medicine Shoppe (the "Medicine Shoppe Merger"). The Medicine Shoppe Merger was accounted for as a pooling-of-interests business combination and the Company issued approximately 9.6 million Common Shares to Medicine Shoppe shareholders. In addition, Medicine Shoppe's outstanding stock options were converted into options to purchase approximately 0.2 million Common Shares. During fiscal 1996, the Company recorded costs totaling approximately $7.2 million ($6.4 million, net of tax) related to the Medicine Shoppe Merger. These costs include $6.3 million for transaction and employee-related costs associated with the Medicine Shoppe Merger and $0.9 million related to other integration activities.


     During fiscal 1996, the Company recorded a special charge of $33.8 million ($23.1 million, net of tax) related to the rationalization of its manufacturing and overhead structures which were primarily servicing non-pharmaceutical markets. Approximately $12.0 million of these charges related to retirement or severance costs, $16.6 million related to asset impairments and $5.2 million related to the exit from contractual obligations.


     The net effect of the various mergers-related costs and other special items recorded in fiscal 1998 was to reduce reported net earnings by $24.1 million to $318.2 million and to reduce reported diluted earnings per Common Share by $0.18 per share to $2.35 per share. The effect of the various mergers-related costs recorded in fiscal 1997 was to reduce reported net earnings by $36.6 million to $243.9 million and to reduce reported diluted earnings per Common

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Share by $0.28 per share to $1.83 per share. The effect of the various mergers-related costs and other special items recorded in fiscal 1996 was to reduce reported net earnings by $60.0 million to $156.5 million and to reduce reported diluted earnings per Common Share by $0.46 per share to $1.20 per share.

     Certain mergers-related costs are based upon estimates, and actual amounts paid may ultimately differ from these estimates. If additional costs are incurred, such items will be expensed as incurred.

     During fiscal 1996, the Company completed three business combinations which were accounted for under the purchase method of accounting. These business combinations were primarily related to the Company's point-of-use pharmacy systems and pharmacy management services. The aggregate purchase price, which was paid primarily in cash, including fees and expenses, was $58.8 million. Liabilities of the operations assumed were approximately $41.7 million, consisting primarily of debt of $29.7 million. Had the purchases occurred at the beginning of fiscal 1996, operating results for fiscal 1996 on a pro forma basis would not have been significantly different.


3.   LEASES

Sales-Type Leases

     The Company's sales-type leases are for terms generally ranging up to five years. Lease receivables are generally collateralized by the underlying equipment. The components of the Company's net investment in sales-type leases are as follows (in thousands):

                                                                      June 30,       June 30,
                                                                        1998           1997
                                                                     ---------      ---------
       Future minimum lease payments receivable                      $ 320,064      $ 190,918
       Unguaranteed residual values                                      1,267          1,333
       Unearned income                                                 (46,296)       (27,817)
       Allowance for uncollectible minimum lease payments
          receivable                                                    (4,572)        (4,874)
                                                                     ---------      ---------

       Net investment in sales-type leases                             270,463        159,560
            Less: current portion                                       75,450         40,997
                                                                     ---------      ---------

       Net investment in sales-type leases, less current portion     $ 195,013      $ 118,563
                                                                     =========      =========

     Future minimum lease payments to be received pursuant to sales-type leases are as follows at June 30, 1998 (in thousands):

                      1999                    $ 79,800
                      2000                      75,758
                      2001                      65,208
                      2002                      55,729
                      2003                      37,577
                      Thereafter                 5,992
                                              --------

                      Total                   $320,064
                                              ========

Lease Related Financing Arrangements

     Prior to the Pyxis Merger, Pyxis had financed its working capital needs through the sale of certain lease receivables to a non-bank financing company. In March 1994, Pyxis entered into a five-year financing and servicing agreement with the financing company, whereby the financing company agreed to purchase a minimum of $500 million of Pyxis' lease receivables under certain conditions, provided that the total investment in the lease receivables

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


at any one time did not exceed $350 million. As of June 30, 1998, $198 million of lease receivables were owned by the financing company. The aggregate lease receivables sold under this arrangement totaled approximately $382 million and $312 million at June 30, 1998 and 1997, respectively. As a result of the Pyxis Merger, the Company entered into negotiations with the financing company to amend and terminate this arrangement. In June 1997, the agreement with the financing company was amended to modify financing levels over the remaining term of the agreement and to terminate the lease portfolio servicing responsibilities of the financing company. In June 1998, the agreement with the financing company was further amended to terminate Pyxis' obligation to sell lease receivables to the financing company. The Company made provision for the estimated costs associated with the exiting of this arrangement at the time of the Pyxis Merger (see Note 2).


4.   NOTES PAYABLE, BANKS

     The Company has entered into various unsecured, uncommitted line-of-credit arrangements which allow for borrowings up to $437.1 million at June 30, 1998, at various money market rates. At June 30, 1998, $24.7 million, at a weighted average interest rate of 7.2%, was outstanding under such arrangements and $22.9 million, at a weighted average interest rate of 6.4% was outstanding at June 30, 1997. In addition, the Company has revolving credit agreements, which have a maturity of less than one year, with seven banks. These credit agreements are renewable on a quarterly basis and allow the Company to borrow up to $95 million (none of which was in use at June 30, 1998). The Company is required to pay a commitment fee at the annual rate of 0.125% on the average daily unused amounts of the total credit allowed under the revolving credit agreements. The total available but unused lines of credit at June 30, 1998 was $507.4 million.


5.   LONG-TERM OBLIGATIONS

     Long-term obligations consist of the following (in thousands):

                                                       June 30,     June 30,
                                                         1998         1997
                                                       --------     --------

       6.0% Notes due 2006                             $150,000     $150,000
       6.5% Notes due 2004                              100,000      100,000
       6.75% Notes due 2004                             100,000      100,000
       Borrowings under bank credit agreement            51,306       28,504
       Other obligations;  interest averaging
          6.05% in 1998 and 6.16% in 1997, due
          in varying installments through 2015           47,158       48,734
                                                       --------     --------

       Total                                            448,464      427,238
            Less: current portion                         7,294        7,071
                                                       --------     --------

       Long-term obligations, less current portion     $441,170     $420,167
                                                       ========     ========


     The 6% and the 6.5% Notes represent unsecured obligations of the Company, and the 6.75% Notes represent unsecured obligations of Scherer which are guaranteed by the Company. These obligations are not redeemable prior to maturity and are not subject to a sinking fund. Issuance costs of approximately $3.4 million incurred in connection with the offerings are being amortized on a straight-line basis over the period the respective Notes will be outstanding.


     During fiscal 1998, the Company extended the term of its existing unsecured bank credit facility by five years and amended certain provisions within the agreement. The amended credit facility: (i) expires October 29, 2002; (ii) maintains the previous aggregate borrowing limit of up to $175 million in various currencies; (iii) sets interest rates on outstanding borrowings at LIBOR plus 0.350%, or the bank's prime rate; (iv) and includes an annual facility fee of 0.125% of the total credit facility.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


     During fiscal 1996, holders of $10 million, 9.53% convertible subordinated notes due 2002, originally issued by Owen, converted the notes into the equivalent of approximately 1.1 million Common Shares. Additionally, Owen repaid $34.8 million of debt with proceeds from a common stock offering. If the previously mentioned conversion and retirement of debt had occurred at the beginning of all periods presented, the changes to diluted earnings per share would not have been material.

     Certain long-term obligations are collateralized by property and equipment of the Company with an aggregate book value of approximately $31.8 million at June 30, 1998.

Maturities of long-term obligations for future fiscal years are as follows (in thousands):

                      1999                    $  7,294
                      2000                       5,418
                      2001                       4,478
                      2002                       3,288
                      2003                      49,954
                      Thereafter               378,032
                                              --------

                      Total                   $448,464
                                              ========

     On July 13, 1998, the Company issued $150 million of 6.25% Notes due 2008 , the proceeds of which will be used for working capital needs due to growth in the Company's business. The 6.25% Notes represent unsecured obligations of the Company, are redeemable, in whole or, from time to time, in part at the option of the Company prior to maturity and are not subject to a sinking fund. Subsequent to issuing the 6.25% Notes, the Company has the capacity to issue $250 million of additional long-term debt pursuant to a shelf debt registration statement filed with the Securities and Exchange Commission.


6.   FINANCIAL INSTRUMENTS


     Interest Rate Management. The Company has entered into an interest rate swap agreement which matures November 2002 to hedge against variable interest rates. The Company exchanged its variable rate position related to a lease agreement for a fixed rate of 7.08%. The notional principal amount related to this agreement was $8.3 million and $2.5 million at June 30, 1998 and 1997, respectively. The Company recognizes in income the periodic net cash settlements under the swap agreement as it accrues. The estimated fair value of the Company's interest rate swap was $(1.0) million and $(0.3), June 30, 1998 and 1997, respectively.

     Foreign Exchange Risk Management. Beginning in fiscal 1998, the Company has purchased various foreign currency options expiring through June 30, 1999 to partially protect the Company from the risk that fluctuations in the foreign currency rates could have an adverse effect on foreign subsidiary's earnings. When the dollar strengthens against foreign currencies, the decline in the value of the foreign currency cash flows is partially offset by the recognition of gains in value of purchased currency options. Conversely, when the dollar weakens against foreign currencies, the increase in the value of foreign currency cash flows is reduced only by the recognition of the premium paid to acquire the options. Market value gains and premiums on these contracts are recognized in other income upon occurrence. As of June 30, 1998, the Company was party to foreign currency options of approximately $3 million (notional amount). The estimated fair value of these options at June 30, 1998 was $0.1 million. The fair value is based upon the estimated amount the Company would receive to terminate the options.


     In addition, the Company periodically enters into forward foreign currency exchange contracts to hedge certain exposures related to identifiable foreign currency transactions that are relatively certain as to both timing and amount. Gains and losses on the forward contracts are recognized concurrently with the gains and losses from the underlying transactions. As June 30, 1998 and 1997, the Company was party to forward currency exchange contracts of $35.6 million and $65.4 million (notional amounts), respectively, denominated in various European countries.


     The counterparties to these contracts are major financial institutions and the Company does not have significant exposure to any one counterparty. Management believes the risk of loss is remote and in any event would not be material.


     Fair Value of Financial Instruments. The carrying amounts of cash and equivalents, trade receivables, accounts payables, notes payable-banks and other accrued liabilities at June 30, 1998 and 1997, approximate their fair value because of the short-term maturities of these items.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


     The estimated fair value of the Company's long-term obligations was $449.0 million and $407.5 million as compared to the carrying amounts of $448.5 million and $427.2 million at June 30, 1998 and 1997, respectively. The fair value of the Company's long-term obligations is estimated based on the quoted market prices for the same or similar issues and the current interest rates offered for debt of the same remaining maturities.

     The estimated fair value of the Company's forward foreign exchange contracts is $(0.4) million and $0.6 million, at June 30, 1998 and 1997, respectively. The fair value of the forward foreign exchange contracts is based upon the estimated amount that the Company would receive or (pay) to terminate the contracts at the reporting date.


7.   INCOME TAXES


     Consolidated U.S. income before taxes and minority interests was $442.5 million, $346.3 million and $249.6 million in fiscal 1998, 1997 and 1996, respectively. The corresponding amounts for non-U.S.-based operations were $62.1 million, $62.7 million and $33.1 million in fiscal 1998, 1997 and 1996, respectively. The provision for income taxes consists of the following (in thousands):


                                                   Fiscal Year Ended June 30,
                                                -------------------------------
                                                  1998       1997        1996
                                                --------   --------    --------
                      Current:
                         Federal                $ 55,386   $103,617    $ 71,913
                         State                    10,008     13,459       9,263
                         Foreign                  14,132     17,884      17,374
                                                --------   --------    --------

                           Total                  79,526    135,960      98,550

                      Deferred                    91,974     17,911      13,367
                                                --------   --------    --------

                           Total provision      $171,500   $152,871    $111,917
                                                ========   ========    ========

     A reconciliation of the provision based on the Federal statutory income tax rate to the Company's effective income tax rate is as follows:

                                       Fiscal Year Ended June 30,
                                       --------------------------
                                         1998    1997    1996
                                         ----    ----    ----
         Provision at Federal
           statutory rate                35.0 %  35.0 %  35.0 %
         State income taxes, net of
           Federal benefit                3.8     3.3     3.8
         Foreign tax rates               (3.2)   (1.1)   (1.2)
         Nondeductible expenses           0.7     1.8     3.1
         Other                           (2.3)   (1.6)   (1.1)
                                         ----    ----    ----

           Effective income tax rate     34.0 %  37.4 %  39.6 %
                                         ====    ====    ====

     Provision has not been made for U.S. or additional foreign taxes on $117.8 million of undistributed earnings of foreign subsidiaries because those earnings are considered to be permanently reinvested in the operations of those subsidiaries. It is not practicable to estimate the amount of tax that might be payable on the eventual remittance of such earnings.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


     Deferred income taxes arise from temporary differences between financial reporting and tax reporting bases of assets and liabilities, and operating loss and tax credit carryforwards for tax purposes. The components of the deferred income tax assets and liabilities are as follows (in thousands):

                                                      June 30,       June 30,
                                                       1998           1997
                                                     ---------      ---------
        Deferred income tax assets:
        Receivable basis difference                  $  21,576      $  24,957
        Accrued liabilities                             29,283         41,980
        Net operating loss carryforwards                48,721         40,554
        Other                                           14,468         52,329
                                                     ---------      ---------

           Total deferred income tax assets            114,048        159,820

        Valuation allowance for deferred income
           tax assets                                  (21,730)       (22,687)
                                                     ---------      ---------

           Net deferred income tax assets               92,318        137,133
                                                     ---------      ---------

      Deferred income tax liabilities:
        Inventory basis differences                    (90,027)       (58,077)
        Property-related                              (114,860)      (108,814)
        Revenues on lease contracts                   (110,986)       (89,101)
        Other                                               68        (14,000)
                                                     ---------      ---------

           Total deferred income tax liabilities      (315,805)      (269,992)
                                                     ---------      ---------

             Net deferred income tax liabilities     $(223,487)     $(132,859)
                                                     =========      =========


The above amounts are classified in the supplemental consolidated balance sheets as follows (in thousands):

                                                         June 30,     June 30,
                                                          1998          1997
                                                        ---------    ---------

        Other current liabilities                       $  16,831      (24,896)
        Deferred income taxes and other liabilities      (240,318)    (107,963)
                                                        ---------    ---------

           Net deferred income tax liabilities          $(223,487)   $(132,859)
                                                        =========    =========

     The Company had Federal net operating loss carryforwards of $95.4 million and $91.0 million, state net operating loss carryforwards of $95.1 million and $56 million and foreign tax credit and capital loss carryforwards of $15.2 million and $15.1 million as of June 30, 1998 and 1997, respectively. A valuation allowance of $21.7 million and $22.7 million at June 30, 1998 and 1997, respectively, has been provided for the state net operating loss, foreign tax credit and capital loss carryforwards, as utilization of such carryforwards within the applicable statutory periods is uncertain. The Company's Federal tax operating loss carryforwards and a portion of the state net operating loss carryforwards are subject to a change in ownership limitation calculation under Internal Revenue Code Section 382. After application of the valuation allowance described above, the Company anticipates no limitations will apply with respect to utilization of these assets. The Federal net operating loss carryforward begins expiring in 2001, the state net operating loss carryforward began expiring in 1994, the capital loss carryforward expires in 2001 and the foreign tax credit carryforwards expire through 2002. Expiring state net operating loss carryforwards and the required valuation allowances have been adjusted annually.


8.    FOREIGN CURRENCY TRANSLATION

     In consolidating foreign subsidiaries, balance sheet currency effects are recorded as a part of other shareholders' equity. This equity account includes the results of translating all balance sheet assets and liabilities at current

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



exchange rates. The following table provides an analysis of the changes during fiscal 1998, 1997 and 1996 in other shareholders' equity for cumulative currency translation adjustments (in thousands):


                                                June 30,
                                    ----------------------------------
                                      1998         1997         1996
                                    --------     -------      --------
Beginning of year                   $(13,147)     (5,890)     $  4,359
Translation adjustment               (14,887)     (7,257)      (10,249)
                                    --------     -------      -------
End of year                         $(28,034)    (13,147)     $(5,890)
                                    ========     =======      =======


9.   EMPLOYEE RETIREMENT BENEFIT PLANS

     The Company sponsors various retirement and pension plans, including defined benefit and defined contribution plans. Substantially all of the Company's domestic non-union employees are eligible to be enrolled in Company-sponsored contributory profit sharing and retirement savings plans which include features under Section 401(k) of the Internal Revenue Code, and provide for Company matching and profit sharing contributions. The Company's contributions to the plans are determined by the Board of Directors subject to certain minimum requirements as specified in the plans.


     Qualified domestic union employees are covered by multiemployer defined benefit pension plans under the provisions of collective bargaining agreements. Benefits under these plans are generally based on the employee's years of service and average compensation at retirement.


     Prior to the Owen Merger, Owen established an Employee Stock Ownership Plan (the "ESOP"). Costs for the ESOP debt service were recognized for additional contributions to satisfy ESOP obligations and plan operating expenses. As of January 2, 1996, contributions to the ESOP were suspended and all participants became fully vested.

      The total expense for employee retirement benefit plans (excluding defined benefit plans (see below)) was as follows (in thousands):

                                                 Fiscal Year Ended June 30,
                                               -----------------------------
                                                 1998       1997       1996
                                               -------    -------    -------

         Defined contribution plans            $15,663    $10,965    $ 9,332
         Multiemployer plans                       531        947      1,216
         ESOP                                       --         --        257
                                               -------    -------    -------

         Total                                 $16,194    $11,912    $10,805
                                               =======    =======    =======

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


      Defined Benefit Plans. The Company's has several defined benefit plans covering substantially all salaried and hourly Scherer employees. The Company's domestic defined benefit plans provide defined benefits based on years of service and level of compensation. Foreign subsidiaries provide for pension benefits in accordance with local customs or law. The Company funds its pension plans at amounts required by the applicable regulations. Net pension expense related to the defined benefit plans included the following (in thousands):

                                                    Fiscal Year Ended June 30,
                                                   ---------------------------
                                                     1998      1997      1996
                                                   -------   -------   -------

Service cost of benefits earned during the year    $ 4,906   $ 4,499   $ 3,994
Interest cost on projected benefit obligation        5,383     5,166     4,800
Actual return on plan assets                        (5,040)   (4,074)   (4,536)
Net amortization and deferral                        1,069     1,028     1,889
                                                   -------   -------   -------
    Total net pension expense                      $ 6,318   $ 6,619   $ 6,147
                                                   =======   =======   =======



      The following table shows the status of the various plans and amounts included in the Company's supplemental consolidated balance sheets as of June 30, 1998 and 1997 (based upon a measurement date of March 31, 1998 and 1997, respectively) (in thousands):


                                                             June 30,
                                   ----------------------------------------------------------
                                               1998                          1997
                                   ----------------------------- ----------------------------
                                    Plans Whose     Plans Whose   Plans Whose    Plans Whose
                                   Assets Exceed    Accumulated  Assets Exceed   Accumulated
                                    Accumulated      Benefits     Accumulated     Benefits
                                     Benefits      Exceed Assets    Benefits    Exceed Assets
                                   -------------   ------------- -------------  -------------
Actuarial present value of:
    Vested benefit obligation         $ 1,108        $ 71,348       $23,947        $35,071
    Non-vested benefit obligation         103           4,482           125          5,250
                                      -------        --------       -------        -------
Accumulated benefit obligation          1,211          75,830        24,072         40,321
Effects of anticipated future
    compensation increases                 53           9,559           985          7,586
                                      -------        --------       -------        -------
Projected benefit obligation            1,264          85,389        25,057         47,907
Plan assets at fair value               1,595          40,626        25,612          8,927
                                      -------        --------       -------        -------
Projected benefit obligation in
     excess of (less than) plan
     assets                              (331)         44,763          (555)        38,980
Unamortized net loss                   (1,513)        (11,187)         (549)        (4,844)
Unrecognized prior service cost            --            (129)         (202)            58
                                      -------        --------       -------        -------
Accrued pension (asset) liability
    recorded in the supplemental
    consolidated balance sheet        $(1,844)       $ 33,447       $(1,306)       $34,194
                                      =======        ========       =======        =======

     Plan assets consist primarily of marketable securities, equity securities, cash equivalents, U.S. and foreign governmental securities and corporate bonds.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


     The average of the assumptions used as of June 30, 1998, 1997 and 1996 in determining the pension expense and benefit obligation information shown above were as follows:

                                                  1998     1997     1996
                                                  ----     ----     ----
Discount rate                                      7.5%     7.5%    7.4%
Rate of compensation increase                      4.6%     4.3%    4.5%
Long-term rate of return on plan
   assets                                         10.1%    10.0%    9.8%


10.  COMMITMENTS AND CONTINGENT LIABILITIES

     The future minimum rental payments for operating leases having initial or remaining noncancelable lease terms in excess of one year at June 30, 1998 are as follows (in thousands):

                      1999                    $21,011
                      2000                     14,018
                      2001                     11,189
                      2002                      8,868
                      2003                      8,373
                      Thereafter               31,913
                                              -------

                      Total                   $95,372
                                              =======

     Rental expense relating to operating leases was approximately $32.0 million, $31.4 million and $33.3 million in fiscal 1998, 1997, and 1996, respectively. Sublease rental income was not material for any period presented herein.

       The Company has entered into operating lease agreements with several banks for the construction of various new facilities. The initial terms of the lease agreements extend through April 2003, with optional five year renewal periods. In the event of termination, the Company is required to either purchase the facility or vacate the property and make reimbursement for a portion of the uncompensated price of the property cost. The instruments provide for maximum fundings of $181.2 million, which is the total estimated cost of the construction projects. As of June 30, 1998, the amount expended was $108.2 million. Currently, the Company's minimum annual lease payments under the agreements are approximately $7.0 million.

     As of June 30, 1998, the Company has capital expenditure commitments related primarily to plant expansions amounting to approximately $37.6 million.

     As of June 30, 1998, amounts outstanding on customer notes receivable sold with full recourse to a commercial bank totaled approximately $13.4 million. The Company also has outstanding guarantees of indebtedness and financial assistance commitments which totaled approximately $4.2 million at June 30, 1998.

     The Company becomes involved from time-to-time in litigation incidental to its business. In November 1993, Cardinal, Whitmire, five other pharmaceutical wholesalers, and twenty-four pharmaceutical manufacturers were named as defendants in a series of purported class action antitrust lawsuits alleging violations of various antitrust laws associated with the chargeback pricing system. Trial has been set for the prescription drug litigation to begin September 1998. The Company believes that the allegations set forth against Cardinal and Whitmire in these lawsuits are without merit.

     In January 1995, the Company was named as a defendant in a lawsuit alleging violations of various antitrust statutes and that the Company had tortiously interfered with another pharmaceutical wholesaler's contractual relations.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


The trial date for this action has been set for November 2, 1998. The Company believes that allegations made against it in this litigation are without merit.

       Although the ultimate resolution of litigation cannot be forecast with certainty, the Company does not believe that the outcome of any pending litigation would have a material adverse effect on the Company's supplemental consolidated financial statements.


11.  SHAREHOLDERS' EQUITY

     At June 30, 1998, the Company's authorized capital shares consisted of (a) 300,000,000 Class A common shares, without par value; (b) 5,000,000 Class B common shares, without par value; and (c) 500,000 non-voting preferred shares without par value. At June 30, 1997, the Company's authorized capital shares consisted of (a) 150,000,000 Class A common shares, without par value; (b) 5,000,000 Class B common shares, without par value; and (c) 500,000 non-voting preferred shares without par value. The Class A common shares and Class B common shares are collectively referred to as Common Shares. Holders of Class A and Class B common shares are entitled to share equally in any dividends declared by the Company's Board of Directors and to participate equally in all distributions of assets upon liquidation. Generally, the holders of Class A common shares are entitled to one vote per share and the holders of Class B common shares are entitled to one-fifth of one vote per share on proposals presented to shareholders for vote. Under certain circumstances, the holders of Class B common shares are entitled to vote as a separate class. Only Class A common shares were outstanding as of June 30, 1998 and 1997.


12.  CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

     The Company invests cash in deposits with major banks throughout the world and in high quality short-term liquid instruments. Such investments are made only in instruments issued or enhanced by high quality institutions. These investments mature within three months and the Company has not incurred any related losses.

     The Company's trade receivables, finance notes and accrued interest receivable, and lease receivables are exposed to a concentration of credit risk with customers in the retail and healthcare sectors. Credit risk can be affected by changes in reimbursement and other economic pressures impacting the acute care portion of the healthcare industry. However, such credit risk is limited due to supporting collateral and the diversity of the customer base, including its wide geographic dispersion. The Company performs ongoing credit evaluations of its customers' financial conditions and maintains reserves for credit losses. Such losses historically have been within the Company's expectations.

     During fiscal 1998, the Company's two largest customers individually accounted for 11% of operating revenue and 62% of bulk deliveries, respectively. During fiscal 1997, the Company's two largest customers individually accounted for 12% of operating revenue and 62% of bulk deliveries, respectively. During fiscal 1996, the Company's two largest customers individually accounted for 11% of operating revenue and 70% of bulk deliveries, respectively. Trade receivables due from these two customers aggregated approximately 14% and 19% of total trade receivables at June 30, 1998 and 1997, respectively.


13.  STOCK OPTIONS AND RESTRICTED SHARES

     The Company maintains stock incentive plans (the "Plans") for the benefit of certain officers, directors and employees. Options granted generally vest over three years and are exercisable for periods up to ten years from the date of grant at a price which equals fair market value at the date of grant.


     The Company accounts for the Plans in accordance with APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for the Plans been determined consistent with Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," the Company's net income and diluted earnings per Common Share would have been reduced by $9.9 million and $0.07 per share, respectively, for fiscal 1998, $4.0 million and $0.03 per share, respectively, for fiscal 1997 and $7.2 million and $0.06 per share, respectively, for fiscal 1996.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


       Because the SFAS 123 method of accounting has not been applied to options granted prior to July 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

     The following summarizes all stock option transactions for the Company (excluding Whitmire, see below) under the plans from June 30, 1995 through June 30, 1998, giving retroactive effect to conversions of options in connection with merger transactions and stock splits (in thousands, except per share amounts):

                               Fiscal 1998                    Fiscal 1997                 Fiscal 1996
                         -----------------------       -----------------------      -----------------------
                                     Weighted                      Weighted                     Weighted
                                     average                       average                      average
                         Options  exercise price       Options  exercise price      Options  exercise price
                         -------  --------------       -------  --------------      -------  --------------
Outstanding,
beginning of year         7,630       $31.48            9,045       $25.17           8,276       $22.01
Granted                   1,366        80.19            1,211        54.98           1,593        40.28
Exercised                (2,077)       21.31           (2,386)       20.17            (663)       20.84
Canceled                   (295)       37.48             (240)       27.27            (160)       29.93
                         ------       ------           ------       ------          ------       ------
Outstanding,
end of year               6,624       $44.44            7,630       $31.40           9,046       $25.17
                         ======       ======           ======       ======          ======       ======

Exercisable, end
of year                   3,014       $22.82            4,176       $19.82           5,631       $19.13
                         ------       ------           ------       ------          ------       ------


     Giving retroactive effect to conversion of stock options related to mergers and stock splits, the weighted average fair value of options granted during fiscal 1998, 1997 and 1996 was $24.05, $14.13 and $14.50, respectively. The fair values of the options granted were estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for grants in fiscal 1998: risk-free interest rate of 5.53%, expected life of 3 years, expected volatility of 0.27% and dividend yield of 0.16%. The fair values of the options granted were estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for grants in both fiscal 1997 and 1996: risk-free interest rate of 6.23%, expected life of 3 years, expected volatility of 0.25% and dividend yield of 0.17%.

     Information relative to stock options outstanding as of June 30, 1998:

                                    Options Outstanding                         Options Exercisable
                      ------------------------------------------------     ----------------------------
                                         Weighted
                                         average
                                        remaining          Weighted                         Weighted
Range of               Options         contractual         average         Options          average
exercise prices         (000s)        life in years     exercise price      (000s)       exercise price
------------------    --------        -------------     --------------     -------       --------------
$  .08-$23.07           1,689              3.77            $13.83           1,636            $13.78
$23.07-$33.00             848              6.45             29.32             781             29.50
$33.51-$54.33           2,213              5.89             47.18             585             38.57
$54.38-$81.69           1,858              8.63             74.46              11             74.45
$88.19-$94.13              16              9.66             88.58               1             94.13
                        -----              ----            ------           -----            ------
                        6,624              6.20            $44.44           3,014            $22.82
                        =====              ====            ======           =====            ======


     As of June 30, 1998, there remained approximately 650,000 additional shares available to be issued pursuant to the Plans.

     In connection with the Whitmire Merger, outstanding Whitmire stock options granted to current or former Whitmire officers or employees were automatically converted into options ("Cardinal Exchange Options") to purchase an aggregate of approximately 2.6 million additional Common Shares. Under the terms of their original issuance, the

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


exercise price for substantially all of the Cardinal Exchange Options is remitted to certain former investors of Whitmire. Cardinal Exchange Options to purchase 0.3 million Common Shares, with an average option price of $1.37 were exercised in fiscal 1996. At June 30, 1996, all Cardinal Exchange Options had been exercised.

     The market value of restricted shares awarded by the Company is recorded in the "Other" component of shareholders' equity in the accompanying supplemental consolidated balance sheets. The compensation awards are amortized to expense over the period in which participants perform services, generally one to seven years. As of June 30, 1998, approximately 0.2 million shares remained restricted and subject to forfeiture.

14.  GEOGRAPHIC SEGMENT DATA


     The Company's operations are divided into three geographical areas: United States, Europe and Other International. Europe represents operations in the United Kingdom, France, Italy and Germany. Other International consists of operations in Canada, the Pacific and Latin America.



                  (In thousands)       For the Fiscal Year Ended June 30,
                                    -----------------------------------------
                                        1998           1997           1996
                                    -----------    -----------    -----------
Total revenue:
   United States                    $16,083,693    $13,578,780    $11,705,358
   Europe                               358,489        352,098        352,379

   Other International                  104,537        106,003        111,070
                                    -----------    -----------    -----------

Total revenue                       $16,546,719    $14,036,881    $12,168,807
                                    ===========    ===========    ===========

Operating earnings:

   United States                    $   496,231    $   383,287    $   300,666

   Europe                                68,463         63,748         37,675

   Other International                   18,094         20,743         12,960
   Unallocated (1)                      (57,027)       (27,402)       (40,112)
                                    -----------    -----------    -----------

Total operating earnings            $   525,761    $   440,376    $   311,189
                                    ===========    ===========    ===========


                                                    June 30,
                                    -----------------------------------------
                                        1998           1997           1996
                                    -----------    -----------    -----------
Identifiable assets

   United States                    $ 3,742,480    $ 2,908,889    $ 2,637,566

   Europe                               544,473        439,197        435,448

   Other International                  143,464        133,488        134,102
   Unallocated  (2)                     352,689        343,621        463,473
                                    -----------    -----------    -----------

Total identifiable assets           $ 4,783,106    $ 3,825,195    $ 3,670,589
                                    ===========    ===========    ===========



(1) Unallocated operating earnings includes special charges associated with transaction costs of $35.7 million, $14.5 million and $21.3 million in fiscal 1998, 1997 and 1996, respectively (see Note 2). In addition, unallocated operating earnings includes $11.8 million, $8.0 million and $8.8 million of research and development expenses associated with Scherer's advanced therapeutic products group in fiscal year 1998, 1997 and 1996, respectively.


(2) Unallocated identifiable assets are principally cash, cash equivalents, short-term investments and other assets.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


15.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following selected quarterly financial data (in thousands, except per share amounts) for fiscal 1998 and 1997 has been restated to reflect the pooling-of-interests business combinations as discussed in Note 2.


                                                First             Second            Third             Fourth
                                               Quarter           Quarter           Quarter            Quarter
                                              ----------        ----------        ----------        ----------
Fiscal 1998
   Revenue:
      Operating revenue                       $3,022,409        $3,277,748        $3,539,028        $3,716,174
      Bulk deliveries to customer
           warehouses                            681,155           750,590           720,101           839,514
                                              ----------        ----------        ----------        ----------
   Total revenue                              $3,703,564        $4,028,338        $4,259,129        $4,555,688

   Gross margin                                  277,646           299,043           330,654           351,560
   Selling, general and administrative
      expenses                                   160,323           160,337           168,646           186,058
   Operating earnings                            115,140           135,517           132,217           142,887
   Net earnings                               $   69,322        $   80,440        $   80,952        $   87,505
   Net earnings per Common Share:
      Basic                                   $     0.52        $     0.60        $     0.61        $     0.66
      Diluted                                 $     0.51        $     0.60        $     0.60        $     0.64
---------------------------------------------------------------------------------------------------------------


                                                First             Second            Third             Fourth
                                               Quarter           Quarter           Quarter            Quarter
                                              ----------        ----------        ----------        ----------
Fiscal 1997
   Revenue:
      Operating revenue                       $2,683,512        $2,962,828        $2,978,254        $2,943,149
      Bulk deliveries to customer
           warehouses                            571,704           623,883           624,368           649,183
                                              ----------        ----------        ----------        ----------
   Total revenue                              $3,255,216        $3,586,711        $3,602,622        $3,592,332

   Gross margin                                  244,998           270,526           299,937           290,183
   Selling, general and administrative
      expenses                                   147,565           151,568           157,486           157,720
   Operating earnings                             97,275           100,942           111,569           130,590
   Net earnings                               $   53,506        $   53,559        $   58,011        $   78,790
   Net earnings per Common Share:
      Basic                                   $     0.42        $     0.41        $     0.44        $     0.60
      Diluted                                 $     0.41        $     0.40        $     0.43        $     0.59


     On August 12, 1998, the Company declared a three-for-two stock split which will be effected as a stock dividend and distributed on October 30, 1998 to shareholders of record at the close of business on October 9, 1998 (see Note 1). Giving retroactive effect to the stock split, the earnings per Common Share for the selected quarterly financial data in fiscal 1998 and 1997 will be restated as follows upon distribution on October 30, 1998:

                                      First    Second     Third    Fourth
                                     Quarter   Quarter   Quarter   Quarter
                                     -------   -------   -------   -------
Net earnings per Common Share:
Fiscal 1998:
   Basic                              $0.35     $0.40     $0.40     $0.44
   Diluted                            $0.34     $0.40     $0.40     $0.43

Fiscal 1997:
   Basic                              $0.28     $0.27     $0.30     $0.40
   Diluted                            $0.27     $0.27     $0.29     $0.39

     As more fully discussed in Note 2, mergers-related costs and special charges were recorded in various quarters in fiscal 1998 and 1997. The following table summarizes the impact of such costs on net earnings and diluted earnings per share in the quarters in which they were recorded:

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


                                             First      Second     Third      Fourth
                                            Quarter     Quarter    Quarter    Quarter
                                            -------    --------   --------    -------
Fiscal 1998:
   Net earnings                             $(1,332)   $ (1,945)  $(11,987)   $(8,841)
   Diluted net
      earnings per Common Share             $ (0.01)   $  (0.01)  $  (0.09)   $ (0.07)
---------------------------------------------------------------------------------------
Fiscal 1997:
   Net earnings                             $   (95)   $(13,053)  $(22,285)   $(1,124)
   Diluted net
      earnings per Common Share             $    --    $  (0.10)  $  (0.17)   $ (0.01)


     Giving retroactive effect to the stock split declared on August 12, 1998 (see above and Note 1), the impact of mergers-related costs and special charges recorded in various quarters in fiscal 1998 and 1997 on diluted net earnings per Common Share will be restated as follows upon distribution on October 30, 1998:

                       First    Second      Third     Fourth
                      Quarter   Quarter    Quarter    Quarter
                      -------   -------    -------    -------

   Fiscal 1998        $(0.01)   $(0.01)    $(0.06)    $(0.04)

   Fiscal 1997        $   --    $(0.06)    $(0.11)    $(0.01)

       The above selected quarterly financial data differs from amounts previously reported by the Company due to the MediQual Merger and the Scherer Merger. Amounts reported by the Company prior to the MediQual Merger (completed February 18, 1998) and the Scherer Merger (completed on August 7, 1998) are presented below and differ from the above selected quarterly financial data solely due to the addition of MediQual and Scherer amounts pursuant to the pooling-of-interests accounting method for business combinations (in thousands, except per share amounts).

                                              First       Second        Third       Fourth
                                             Quarter      Quarter      Quarter      Quarter
                                            ----------   ----------   ----------   ----------
Fiscal 1998
   Revenue:
      Operating revenue                     $2,869,971   $3,130,505   $3,381,479   $3,544,823
      Bulk deliveries to customer
           warehouses                          681,155      750,590      720,101      839,514
                                            ----------   ----------   ----------   ----------
   Total revenue                            $3,551,126   $3,881,095   $4,101,580   $4,384,337

   Gross margin                                225,865      248,898      279,376      287,411
   Selling, general and administrative
      expenses                                 135,054      135,211      142,205      155,286
   Operating earnings                           88,628      110,498      107,380      109,510
   Net earnings                             $   54,040   $   66,179   $   56,312   $   70,550
   Net earnings per Common Share:
      Basic                                 $     0.50   $     0.60   $     0.51   $     0.64
      Diluted                               $     0.49   $     0.60   $     0.50   $     0.63
----------------------------------------------------------------------------------------------

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


                                              First        Second       Third        Fourth
                                             Quarter      Quarter      Quarter      Quarter
                                            ----------   ----------   ----------   ----------
Fiscal 1997
   Revenue:
      Operating revenue                     $2,535,476   $2,816,406   $2,825,500   $2,790,660
      Bulk deliveries to customer
           warehouses                          571,704      623,883      624,368      649,183
                                            ----------   ----------   ----------   ----------
   Total revenue                            $3,107,180   $3,440,289   $3,449,868   $3,439,843

   Gross margin                                193,828      223,858      246,658      235,314
   Selling, general and administrative
      expenses                                 124,156      127,413      131,502      132,480
   Operating earnings                           69,514       78,429       84,274      100,961
   Net earnings                             $   39,326   $   41,326   $   42,181   $   61,766
   Net earnings per Common Share:
      Basic                                 $     0.38   $     0.38   $     0.39   $     0.57
      Diluted                               $     0.37   $     0.38   $     0.38   $     0.56


16.  SUPPLEMENTAL CASH FLOW INFORMATION

     Income tax and interest payments for the fiscal years ended June 30, 1998, 1997 and 1996 were as follows (in thousands):

                                                 Fiscal Year Ended June 30,
                                              ------------------------------
                                                1998       1997        1996
                                              --------   --------    -------

                    Interest paid             $ 35,188    $44,296    $40,401

                    Income taxes paid         $116,795    $86,808    $92,222



     See Notes 2 and 5 for additional information regarding non-cash investing and financing activities.


17.  RELATED PARTY TRANSACTIONS

     Certain foreign subsidiaries purchase gelatin materials and the Company's German subsidiary leases plant facilities, purchases other services and receives loans from time-to-time from a German company which is also the minority partner of the Company's German and certain other European subsidiaries.

     Gelatin purchases, at prices comparable to estimated market prices, amounted to $25.0 million, $24.6 million and $23.9 million for the fiscal years ended June 30, 1998, 1997 and 1996, respectively. Rental payments amounted to $4.8 million, $5.4 million and $5.8 million and purchased services amounted to $5.2 million, $5.5 million and $5.9 million for each of the respective fiscal years.

18.  RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS


     In June 1997, the Financial Accounting Standard Board ("FASB") issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income," which will require adoption no later than the Company's fiscal quarter ending September 30, 1998. This new statement defines comprehensive income as "all changes in equity during a period, with the exception of stock issuances and dividends." The new pronouncement establishes standards for reporting and display of comprehensive income and its components in the financial statements.

      In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information," which will require adoption no later than fiscal 1999. SFAS 131 requires companies to define and report financial and descriptive information about its operating segments. It also establishes standards for related disclosure about products and services, geographic areas and major customers.


     In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132 ("SFAS 132"), "Employers' Disclosures about Pensions and Other Postretirement Benefits," which will require adoption no later than fiscal 1999. SFAS 132 revises employers' disclosures about pension and other psotretirement benefit plans. The new statement does not change the existing method of expense recognition.

                     CARDINAL HEALTH, INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities," which will require adoption no later than the Company's fiscal quarter ending September 30, 1999. This new statement requires companies to recognize all derivatives as either assets or liabilities in the balance sheet and measure such instruments at fair value.

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which will require adoption no later than the beginning of the Company's fiscal year ending June 30, 1999. This new statement provides guidance on accounting for costs of computer software developed or obtained for internal use.

     Adoption of these statements is not expected to have a material impact on the Company's supplemental consolidated financial statements.



19.   TERMINATED MERGER AGREEMENT


     On August 24, 1997, the Company and Bergen announced that they had entered into a definitive merger agreement (as subsequently amended by the parties on March 16, 1998), pursuant to which a wholly owned subsidiary of the Company would be merged with and into Bergen (the "Bergen Merger Agreement"). The Bergen Merger Agreement which was subsequently approved by both companies' shareholders on February 20, 1998. On March 9, 1998, the FTC filed a complaint in the United States District Court for the District of Columbia seeking a preliminary injunction to halt the proposed merger. On July 31, 1998, the District Court granted the FTC's request for an injunction to halt the proposed merger. On August 7, 1998, the Company and Bergen jointly terminated the Bergen Merger Agreement. In accordance with the terms of the Bergen Merger Agreement the Company was required to reimburse Bergen for $7 million of transaction costs upon termination of the Bergen Merger Agreement. Additionally, the termination of the Bergen Merger Agreement will cause the costs incurred by the Company (that would not have been deductible had the merger been consummated) to become tax deductible, resulting in a tax benefit of $12.2 million. The obligation to reimburse Bergen and the additional tax benefit are reflected in the supplemental consolidated financial statements in the fourth quarter of the fiscal year ended June 30, 1998.

                                          CARDINAL HEALTH, INC. AND SUBSIDIARIES
                                      SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                                                      (IN THOUSANDS)
                                               BALANCE AT     CHARGED TO     CHARGED TO                       BALANCE AT
                                               BEGINNING       COSTS AND       OTHER                             END
              DESCRIPTION                      OF PERIOD       EXPENSES     ACCOUNTS (1)    DEDUCTIONS (2)    OF PERIOD
-----------------------------------------      ----------     ----------    ------------    --------------    ----------
Fiscal Year 1998:
      Accounts receivable                        $38,684        $15,414        $3,333         $(20,035)        $37,396
      Finance notes receivable                     8,179            104           111           (1,965)          6,429
      Net investment in sales-type leases          4,874           --            --               (302)          4,572
                                                 -------        -------        ------         --------         -------

                                                 $51,737        $15,518        $3,444         $(22,302)        $48,397
                                                 =======        =======        ======         ========         =======

Fiscal Year 1997:
      Accounts receivable                        $41,827        $ 8,584        $  410         $(12,137)        $38,684
      Finance notes receivable                     9,081           --            --               (902)          8,179
      Net investment in sales-type leases          5,026           --            --               (152)          4,874
                                                 -------        -------        ------         --------         -------

                                                 $55,934        $ 8,584        $  410         $(13,191)        $51,737
                                                 =======        =======        ======         ========         =======

Fiscal Year 1996:
      Accounts receivable                        $38,740        $11,241        $1,452         $ (9,606)        $41,827
      Finance notes receivable                     9,274            650          --               (843)          9,081
      Net investment in sales-type leases          2,900          2,126          --               --             5,026
                                                 -------        -------        ------         --------         -------

                                                 $50,914        $14,017        $1,452         $(10,449)        $55,934
                                                 =======        =======        ======         ========         =======


(1) During fiscal 1998, 1997 and 1996 recoveries of amounts provided for or written off in prior years were $3,444,000, $410,000 and $332,000, respectively. Increase in the reserves as a result of acquisitions accounted for as purchases was $1,120,000 in fiscal 1996.

(2)   Write-off of uncollectible accounts.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Management's discussion and analysis has been prepared giving retroactive effect to the pooling-of-interests business combinations with Medicine Shoppe on November 13, 1995, Pyxis on May 7, 1996, PCI on October 11, 1996, Owen on March 18, 1997, MediQual on February 18, 1998 and Scherer on August 7, 1998. The discussion and analysis presented below should be read in conjunction with the supplemental consolidated financial statements and related notes appearing elsewhere in this report.


     Portions of management's discussion and analysis presented below include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe", "expect", "anticipate", "project", and similar expressions, among others, identify "forward-looking statements", which speak only as of the date the statement was made. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to materially differ from those made, projected or implied. The most significant of such risks, uncertainties and other factors are described in the Company's Form 10-K, Form 8-K and Form 10-Q reports and exhibits and amendments to those reports and are incorporated herein by reference. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.


RESULTS OF OPERATIONS
---------------------

     OPERATING REVENUE. Operating revenue for fiscal 1998 increased 17% as compared to the prior year. Distribution businesses' (those whose primary operations involve the wholesale distribution of pharmaceuticals, representing 87% of total operating revenue) operating revenue (including approximately $196 million sold to Owen, eliminated in consolidation) grew at a rate of 19% during the fiscal year ended June 30, 1998, while Service businesses' (those that provide services to the healthcare industry, primarily through pharmacy franchising, pharmacy automation equipment, pharmacy management, pharmaceutical packaging, and drug delivery systems) operating revenue grew at a rate of 15% during the fiscal year ended June 30, 1998, primarily on the strength of the Company's pharmacy automation and pharmacy management businesses. The majority of the operating revenue increase (approximately 80% for the year ended June 30, 1998) came from existing customers in the form of increased volume and pharmaceutical price increases. The remainder of the growth came from the addition of new customers.

     Operating revenue for fiscal 1997 increased 16%, as compared to the prior year. Distribution businesses' operating revenue (including approximately $22 million sold to Owen, eliminated in consolidation) grew at a rate of 17% during the fiscal year ended June 30, 1997, while Service businesses grew at a rate of 7%, primarily on the strength of the Company's pharmacy management business. The increase resulted from internal growth generated primarily by the addition of new customers, and, to a lesser extent, increased volume from existing customers and price increases. Expansion of the Company's relationship with Kmart Corporation ("Kmart") and opportunities created by the deterioration of the financial condition of a major pharmaceutical distribution competitor also contributed to the increases during fiscal 1997.

     BULK DELIVERIES TO CUSTOMER WAREHOUSES. Along with other companies in its industry, the Company reports as revenue bulk deliveries made to customers' warehouses, whereby the Company acts as an intermediary in the ordering and subsequent delivery of pharmaceutical products. Fluctuations in bulk deliveries result largely from circumstances that are beyond the control of the Company, including consolidation within the chain drugstore industry, decisions by chain drugstores to either begin or discontinue warehousing activities, and changes in policies by manufacturers related to selling directly to chain drugstore customers. Due to the insignificant margins generated through bulk deliveries, fluctuations in their amount have no significant impact on operating earnings.

     GROSS MARGIN. For fiscal 1998 and 1997, gross margin as a percentage of operating revenue was 9.29% and 9.56%, respectively. The fiscal 1998 decrease in the gross margin as a percentage of operating revenue is due to declines in the Distribution businesses' gross margin, and to a lesser extent, declines in the Service businesses' gross margin. The Distribution businesses' gross margin as a percentage of operating revenue decreased from 5.82% in fiscal 1997 to 5.57% in fiscal 1998. The decrease is primarily due to the impact of lower selling margins, as a result of a highly competitive market and a greater mix of high volume customers, where a lower cost of distribution and better asset management enable the Company to offer lower selling margins to its customers. The Service businesses' gross margin as a percentage of operating revenue was 32.55% and 33.22% in fiscal 1998 and 1997, respectively. The slight decline in gross margin rates experienced by the Service businesses is primarily a function of the mix of the various businesses. Revenue growth has been greater in the relatively lower margin pharmacy management and pharmaceutical packaging businesses than it has been in the higher margin pharmacy franchising business.

     For fiscal 1997 and 1996, gross margin as a percentage of operating revenue was 9.56% and 10.16%, respectively. The change in gross margin for the year was primarily due to the shift in revenue mix caused by significant increases in the relatively lower margin pharmaceutical distribution activities. The impact of this shift was partially offset by increased merchandising and marketing programs with customers and suppliers. The Company's gross margin continues to be affected by the combination of a highly competitive environment and a greater mix of high volume customers, where a lower cost of service and better asset management enable the Company to offer lower selling margins and still achieve higher operating margins relative to other customer business.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses as a percentage of operating revenue improved to 4.98% in fiscal 1998 compared to 5.31% in fiscal 1997. The improvements reflect economies associated with the Company's revenue growth, as well as significant productivity gains resulting from continued cost control efforts and the consolidation and selective automation of operating facilities. The 10% growth in selling, general and administrative expenses experienced during fiscal 1998 was due primarily to increases in personnel costs and depreciation expense, and compares favorably to the 17% growth in operating revenue for the same period.

     Selling, general and administrative expenses as a percentage of operating revenue improved to 5.31% in fiscal 1997 compared to 6.21% in fiscal 1996. The improvements in fiscal 1997 reflect the economies associated with the Company's revenue growth, as well as significant productivity gains resulting from continued cost control efforts and the consolidation and selective automation of operating facilities. Additionally, certain expenses such as employee severance, asset impairments and lease exit costs, recorded in fiscal 1996 did not recur in fiscal 1997.


     SPECIAL CHARGES. During fiscal 1998, the Company recorded mergers-related charges associated with transaction costs incurred in connection with the MediQual Merger ($2.3 million) and transaction costs incurred in connection with the proposed merger transaction with Bergen ($33.4 million) which was terminated subsequent to year-end (see Note 19 of "Notes to the Supplemental Consolidated Financial Statements"). Additional costs related to asset impairments ($3.8 million) and integrating the operations of companies that previously merged with the Company ($9.6 million) were incurred and recorded during fiscal 1998. During fiscal 1997, the Company recorded mergers-related charges associated with the PCI and Owen mergers ($46.2 million) and additional integration costs related to the Pyxis and Medicine Shoppe mergers ($4.7 million). During fiscal 1996, the Company recorded charges ($49.2 million) to reflect the estimated Medicine Shoppe and Pyxis mergers-related costs. See further discussion in Note 2 of "Notes to Supplemental Consolidated Financial Statements." The Company classifies costs associated with a merger transaction as "mergers-related costs." It should be noted that the amounts presented may not be comparable to similarly titled amounts reported by other companies.


     During fiscal 1998, the Company recorded a special charge of $8.6 million related to the rationalization of its distribution operations. Approximately $6.1 million related to asset impairments and lease exit costs resulting primarily from the Company's decision to accelerate the consolidation of a number of distribution facilities and the relocation to more modern facilities for certain others. The remaining amount related to employee severance costs, including approximately $2.0 million incurred in connection with the settlement of a labor dispute with former employees of the Company's Boston distribution facility, resulting in termination of the union relationship.

      During fiscal 1998, the Company, along with its joint venture partner, converted the legal ownership structure of the Company's 51% owned subsidiary in Germany from a corporation to a partnership. As a result of this change in tax status, the Company's tax basis in the German subsidiary was adjusted, resulting in a one-time tax refund of approximately $4.6 million, as well as, a reduction in the cash taxes to be paid in the current and future years. Combined, these factors reduced fiscal 1998 income tax expense by $11.7 million.

     During fiscal 1996, the Company recorded a special charge of $33.8 million ($23.1 million, net of tax) related to the rationalization of its manufacturing and overhead structures which were primarily servicing non-pharmaceutical markets. Approximately $12.0 million of these charges related to retirement or severance costs, $16.6 million related to asset impairments and $5.2 million related to contractual obligations.

     The following is a summary of the special charges incurred by the Company in the last three fiscal years:


                                                                      Fiscal Year Ended June 30,
                                                              ------------------------------------------
                                                                1998             1997             1996
                                                              --------         --------         --------
     (In thousands, except per share amounts)
MERGERS-RELATED COSTS:
----------------------

Transaction and employee-related costs:
     Transaction costs                                        $(35,696)        $(14,500)        $(21,315)
     PCI vested retirement benefits and incentive fees              --           (7,600)              --
     Pyxis stay bonuses                                             --               --           (7,600)
     Employee severance/termination                                 --           (4,400)          (2,540)
     Other                                                          --             (600)            (300)
                                                              --------         --------         --------
          Total transaction and employee-related costs         (35,696)         (27,100)         (31,755)
                                                              --------         --------         --------

Other mergers-related costs:
     Asset impairments                                          (3,800)         (13,200)            (400)
     Exit and restructuring costs                                   --           (2,250)         (15,600)
     Duplicate facilities elimination                               --           (1,700)              --
     Integration and efficiency implementation                  (9,648)          (6,679)          (1,445)
                                                              --------         --------         --------
          Total other mergers-related costs                    (13,448)         (23,829)         (17,445)
                                                              --------         --------         --------

     Total mergers-related costs                               (49,144)         (50,929)         (49,200)
                                                              --------         --------         --------


OTHER SPECIAL CHARGES:
----------------------

     Facilities closures                                        (6,112)              --          (21,804)
     Employee severance                                         (2,522)              --          (12,000)
                                                              --------         --------         --------
     Total other special charges                                (8,634)              --          (33,804)
                                                              --------         --------         --------


TOTAL SPECIAL CHARGES                                          (57,778)         (50,929)         (83,004)
Tax effect of special charges                                   21,931           14,372           22,984
Tax benefit for change in tax status                            11,742               --               --
                                                              --------         --------         --------
     Effect on net earnings                                   $(24,105)        $(36,557)        $(60,020)
                                                              ========         ========         ========

     Effect on diluted earnings per share                     $  (0.18)        $  (0.28)        $  (0.46)
                                                              ========         ========         ========


     The effects of the mergers-related costs and other special charges are included in the reported net earnings of $318.2 million in fiscal 1998, $243.9 million in fiscal 1997 and $156.5 million in fiscal 1996 and in the reported diluted earnings per Common Share of $2.35 in fiscal 1998, $1.83 in fiscal 1997 and $1.20 in fiscal 1996.

     The Company estimates that it will incur additional mergers-related costs associated with the various mergers it has completed to date totaling approximately $3.7 million in future periods (excluding the Scherer Merger, see
Note 2 of "Notes to the Supplemental Consolidated Financial Statements") in order to properly integrate operations and implement efficiencies with regard to, among other things, information systems, customer systems, marketing programs and administrative functions. Such amounts will be charged to expense when incurred.

     Asset impairments in fiscal 1997 include the write-off of a patent ($7.4 million) and the write-down of certain operating assets ($3.2 million) related to MediTROL, Inc. ("MediTROL," a subsidiary acquired by the Company in the Owen merger transaction) as a result of management's decision to merge the operations of MediTROL into Pyxis and phase-out production of the separate MediTROL product line.

     Exit and restructuring costs in fiscal 1996 include $15.6 million related to cancellation of a long-term contract with a financing company related to the servicing and financing of the accounts receivable from Pyxis customers at the time of the Pyxis Merger (see Note 3 of "Notes to Supplemental Consolidated Financial Statements").

     The Company's trend with regard to acquisitions has been to expand its role as a provider of services to the healthcare industry. This trend has resulted in both expansion of its pharmaceutical distribution business and diversification into related service areas which (a) complement the Company's core pharmaceutical distribution business; (b) provide opportunities for the Company to develop synergies with, and thus strengthen, the acquired business; and (c) generally generate higher margins as a percentage of operating revenue than pharmaceutical distribution. As the healthcare industry continues to change, the Company is constantly evaluating merger or acquisition candidates in pharmaceutical distribution, as well as related sectors of the healthcare industry that would expand its role as a service provider; however, there can be no assurance that it will be able to successfully pursue any such opportunity or consummate any such transaction, if pursued. If additional transactions are entered into or consummated, additional mergers-related costs would be incurred by the Company.

     INTEREST EXPENSE. The decrease in interest expense of $7.4 million in fiscal 1998 compared to fiscal 1997 is primarily due to extinguishment of the Company's $100 million 8% Notes on March 1, 1997. The increase in other income for fiscal 1998 compared to fiscal 1997 of $2.8 million is primarily due to higher investment income. This is in part due to better asset management. During fiscal 1998, $67.7 million of cash was generated (including $244.3 million from operations) compared to use of $63.5 million of cash during fiscal 1997.

     Interest expense for fiscal 1997 decreased by $3.5 million compared to the prior year. This decrease is attributable to the extinguishment of the Company's $100 million 8% Notes on March 1, 1997 and lower interest rates during fiscal 1997 compared to fiscal 1996. In addition, various outstanding debt instruments utilized by PCI prior to the merger were extinguished after the merger was consummated. Partially offsetting this decrease in fiscal 1997 is the impact of the issuance of $150 million 6% Notes due 2006, in a public offering in January 1996.

     As discussed below under "Liquidity and Capital Resources," the Company issued $150 million of 6.25% Notes in July 1998.

     PROVISION FOR INCOME TAXES. The Company's provision for income taxes relative to pretax earnings was 34%, 37% and 40% for fiscal years 1998, 1997 and 1996, respectively. The fluctuation in the tax rate is primarily due to the impact of recording certain non-deductible mergers-related costs during various periods. Also, during fiscal 1998, a change in tax status of a 51% owned German subsidiary resulted in lower taxes during the current year. In addition, the reduction in the state effective tax rate as a result of the change in the Company's business mix impacted the tax rate for fiscal year 1997 and forward.

     MINORITY INTERESTS. Minority interests in the earnings of less than wholly owned subsidiaries was $14.9 million in fiscal 1998 as compared to $12.3 million in fiscal 1997. The $2.6 million increase in expense is primarily due to a combination of increased profitability at the Company's majority owned German subsidiary and the fact that the German tax conversion effectively resulted in the recording of German minority interest expense on a pre tax basis beginning in fiscal 1998.

       Minority interests in earnings of less than wholly owned subsidiaries was $12.3 million in fiscal 1997 as compared to $14.3 million in fiscal 1996. The reduction in minority interests was due primarily to a decline in earnings of the Company's less than wholly owned subsidiary in Germany.

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

     Working capital increased to $1,511.4 million at June 30, 1998 from $1,211.8 million at June 30, 1997. This increase included $67.7 million of cash generated in fiscal 1998, as well as additional investments in merchandise inventories and trade receivables of $468.9 million and $210.9 million, respectively. Offsetting the increases in working capital was an increase in accounts payable of $516.9 million. Increases in merchandise inventories reflect the higher level of business volume in pharmaceutical distribution activities, especially in the fourth quarter of fiscal

1998 when distribution revenue grew 31% over the same period in the prior year. The increase in trade receivables is consistent with the Company's revenue growth (see "Operating Revenue" above). The change in accounts payable is due to the timing of inventory purchases and related payments.

     On July 13, 1998, the Company issued $150 million of 6.25% Notes due 2008, the proceeds of which will be used for working capital needs due to growth in the Company's business. The Company currently has the capacity to issue $250 million of additional long-term debt pursuant to a shelf debt registration statement filed with the Securities and Exchange Commission (see Note 5 of "Notes to Supplemental Consolidated Financial Statements"). The Company extinguished $100 million of long-term debt during fiscal 1997.

     Property and equipment, at cost, increased by $126.5 million in fiscal 1998. The increase in property and equipment included additional investments in management information systems and customer support systems. The Company has several operating lease agreements for the construction of new facilities. See further discussion in Note 9 of "Notes to Supplemental Consolidated Financial Statements."

     Shareholders' equity increased to $2,024.1 million at June 30, 1998 from $1,689.8 million at June 30, 1997, primarily due to net earnings of $318.2 million and the investment of $66.4 million by employees of the Company through various stock incentive plans.

     The Company has line-of-credit agreements with various bank sources aggregating $532.1 million, of which $95 million is represented by committed line-of-credit agreements and the balance is uncommitted. The Company had $24.7 million outstanding under these lines at June 30, 1998.

     The Company believes that it has adequate capital resources at its disposal to fund currently anticipated capital expenditures, business growth and expansion, and current and projected debt service requirements, including those related to business combinations. See "Other" below.

     See Notes 1 and 6 to the supplemental consolidated financial statements for information regarding the use of financial instruments and derivatives thereof, including foreign currency hedging instruments. As a matter of policy, the Company does not engage in "speculative" transactions involving derivative financial instruments.

OTHER
-----


     TERMINATED MERGER. On August 24, 1997, the Company and Bergen announced that they had entered into a definitive merger agreement (as subsequently amended by the parties on March 16, 1998), pursuant to which a wholly owned subsidiary of the Company would be merged with and into Bergen (the "Bergen Merger Agreement"). The Bergen Merger Agreement was subsequently approved by both companies' shareholders on February 20, 1998. On March 9, 1998, the FTC filed a complaint in the United States District Court for the District of Columbia seeking a preliminary injunction to halt the proposed merger. On July 31, 1998, the District Court granted the FTC's request for an injunction to halt the proposed merger. On August 7, 1998, the Company and Bergen jointly terminated the Bergen Merger Agreement. In accordance with the terms of the Bergen Merger Agreement, the Company was required to reimburse Bergen for $7 million of transaction costs upon termination of the Bergen Merger Agreement. Additionally, the termination of the Bergen Merger Agreement will cause the costs incurred by the Company (that would not have been deductible had the proposed merger been consummated) to become tax deductible, resulting in a tax benefit of $12.2 million. The obligation to reimburse Bergen and the additional tax benefit have been reflected in the consolidated supplemental financial statements in the fourth quarter of the fiscal year ended June 30, 1998 (see Notes 2 and 19 of "Notes to the Supplemental Consolidated Financial Statements").


     YEAR 2000 PROJECT. The Company utilizes computer technologies in each of its businesses to effectively carry out its day-to-day operations. Computer technologies include both information technology in the form of hardware and software, as well as embedded technology in the Company's facilities and equipment. Similar to most companies, the Company must determine whether its systems are capable of recognizing and processing date sensitive information properly as the year 2000 approaches. The Company is utilizing a multi-phased concurrent approach to address this issue. The phases included in the Company's approach are the awareness, assessment, remediation, validation and implementation phases. The Company has completed the awareness phase of its project. The Company has also substantially completed the assessment phase and is well into the remediation phase. The Company is actively correcting and replacing those systems which are not year 2000 ready in order to ensure the

Company's ability to continue to meet its internal needs and those of its suppliers and customers. The Company currently intends to substantially complete the remediation, validation and implementation phases of the year 2000 project prior to June 30, 1999. This process includes the testing of critical systems to ensure that year 2000 readiness has been accomplished. The Company currently believes it will be able to modify, replace, or mitigate its affected systems in time to avoid any material detrimental impact on its operations. If the Company determines that it may be unable to remediate and properly test affected systems on a timely basis, the Company intends to develop appropriate contingency plans for any such mission-critical systems at the time such determination is made. While the Company is not presently aware of any significant exposure that its systems will not be properly remediated on a timely basis, there can be no assurances that all year 2000 remediation processes will be completed and properly tested before the year 2000, or that contingency plans will sufficiently mitigate the risk of a year 2000 readiness problem. An interruption of the Company's ability to conduct its business due to a year 2000 readiness problem could have a material adverse effect on the Company.


     The Company estimates that the aggregate costs of its year 2000 project will be approximately $24 million, including costs already incurred. A significant portion of these costs are not likely to be incremental costs, but rather will represent the redeployment of existing resources. This reallocation of resources is not expected to have a significant impact on the day-to-day operations of the Company. Total costs of approximately $5.1 million were incurred by the Company for this project during fiscal 1998, of which approximately $1.4 million represented incremental expense. The anticipated impact and costs of the project, as well as the date on which the Company expects to complete the project, are based on management's best estimates using information currently available and numerous assumptions about future events. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Based on its current estimates and information currently available, the Company does not anticipate that the costs associated with this project will have a material adverse effect on the Company's supplemental consolidated financial position, results of operations or cash flows in future periods.

     The Company has initiated formal communications with its significant suppliers, customers, and critical business partners to determine the extent to which the Company may be vulnerable in the event that those parties fail to properly remediate their own year 2000 issues. The Company has taken steps to monitor the progress made by those parties, and intends to test critical system interfaces, as the year 2000 approaches. The Company will develop appropriate contingency plans in the event that a significant exposure is identified relative to the dependencies on third-party systems. Although the Company is not presently aware of any such significant exposure, there can be no guarantee that the systems of third parties on which the Company relies will be converted in a timely manner, or that a failure to properly convert by another company would not have a material adverse effect on the Company.


     RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS. In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income," which will require adoption no later than the Company's fiscal quarter ending September 30, 1998. This new statement defines comprehensive income as "all changes in equity during a period, with the exception of stock issuances and dividends." The new pronouncement establishes standards for the reporting and display of comprehensive income and its components in the financial statements.

     In June 1997, the FASB also issued Statement of Financial Accounting Standards No. 131 ("SFAS 131") "Disclosures about Segments of an Enterprise and Related Information," which will require adoption no later than fiscal 1999. SFAS 131 requires companies to define and report financial and descriptive information about its operating segments. It also establishes standards for related disclosures about products and services, geographic areas, and major customers.


     In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132 ("SFAS 132"), "Employers' Disclosures about Pensions and Other Postretirement Benefits," which will require adoption no later than fiscal 1999. SFAS 132 revises employers' disclosures about pension and other psotretirement benefit plans. The new statement does not change the existing method of expense recognition.


     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities," which will require adoption no later than the

Company's fiscal quarter ending September 30, 1999. This new statement requires companies to recognize all derivatives as either assets or liabilities in the balance sheet and measure such instruments at fair value.

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1 ("SOP 98-1"), "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which will require adoption no later than the beginning of the Company's fiscal year ending June 30, 1999. This new statement provides guidance on accounting for costs of computer software developed or obtained for internal use.

     Adoption of these statements is not expected to have a material impact on the Company's consolidated financial statements.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


     The Company is exposed to market risks, which include changes in U.S. interest rates and changes in foreign currency exchange rates as measured against the U.S. dollar.

     Interest Rates. The Company utilizes a mix of debt maturities along with both fixed-rate and variable-rate debt to manage its exposures to changes in interest rates. The Company does not expect changes in interest rates to have a material effect on income or cash flows in fiscal 1999, although there can be no assurances that interest rates will not significantly change.

     The Company has entered into an interest rate swap agreement which expires November 2002 to exchange its variable rate position related to a lease agreement for a fixed rate of 7.08%. The notional amount, interest payment and maturity date of the swap match the principal, interest payment and maturity date of the related agreement. Accordingly, any market risk or opportunity associated with this swap is offset by the opposite market impact on the related lease agreement. The Company does not enter into interest rate swap agreements for trading purposes.

     Foreign Exchange. The Company conducts business in several major international currencies. The Company uses financial instruments, principally foreign currency options to hedge exposure to the impact of foreign exchange rate changes on earnings. In addition, the Company enters into forward foreign currency exchange contracts to hedge certain exposures related to selected transactions that are relatively certain as to both timing and amount. The purpose of entering into these hedge transactions is to minimize the impact of foreign currency fluctuations on the results of operations. These financial instruments have maturity dates expiring through June 30, 1999. Gains and losses on the forward contracts are recognized concurrently with the gains and losses from the underlying transactions. The Company does not enter into forward exchange contracts or foreign currency options for trading purposes.

     As of June 30, 1998, the Company's foreign currency options consisted of the option to exchange German marks at a fixed exchange rate of 1.722 German mark per U.S. dollar and British sterling at a fixed rate of $1.6242 per sterling. The notional principal amount under these foreign currency option contracts was approximately $3 million and its related fair value was $0.1 million at June 30, 1998. In addition, as of June 30, 1998, the Company's forward exchange contracts consisted of forward contracts to sell German marks and U.S. dollars for British sterling at a fixed exchange rate of 3.05679 German mark per British sterling and $1.67 per sterling. The notional principal amount under these foreign exchange contracts was approximately $35.6 million and its related fair value was $(0.4) million at June 30, 1998. The unrealized gains or losses on these options or contracts represent hedges of foreign exchange gains and losses on a portion of the Company's foreign earnings and selected transactions. As a result, the Company does not expect future gains and losses on these contracts to have a material impact on the Company's financial results.